Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179515

PROSPECTUS

MUSCLEPHARM CORPORATION

305,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of 305,000,000 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”), including: (i) 43,750,000 shares underlying warrants held by certain shareholders who purchased common stock purchase warrants in private transactions (the “Investor Warrants”); (ii) 2,950,000 shares underlying warrants issued to consultants for services rendered pursuant to consulting agreements (the “Consultant Warrants”, and together with the shares underlying the Investor Warrants, the “Warrant Shares”); (iii) 146,204,181 shares of common stock issued to former warrant holders in exchange for the cancellation of previously outstanding warrants; and (iv) 112,095,819 shares of common stock issued to certain investors in private placement transactions.

We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. All of the net proceeds from the sale of our common stock will go to the Selling Security Holders.

Our common stock is quoted on the OTCBB under the symbol “MSLP.OB.” On August 28, 2012, the closing bid price of our common stock was $0.01 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Brad Pyatt, our Chief Executive Officer, at: MusclePharm Corporation, 4721 Ironton Street, Denver, CO 80239, or by phone at (303) 396-6100.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled Risk Factors” beginning on page 6 and Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 31, as well our financial statements and related notes included elsewhere in this prospectus. In this prospectus, the terms MusclePharm,” Company,” we,” us” and our” refer to MusclePharm Corporation.

Overview

MusclePharm Corporation was initially incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques (Tone in Twenty”).  Tone in Twenty was never able to raise the level of funding necessary to commence operations.  On February 18, 2010, the Company acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 26,000,000 shares of the Company’s common stock.  The shares were issued pursuant to that certain Securities Exchange Agreement, dated February 1, 2010 (the Securities Exchange Agreement”).  As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of the Company.  The 26,000,000 shares represented approximately 99.7% of the common stock outstanding following the closing of this transaction.  As part of this transaction, the Company’s former President sold his 366,662 shares to Muscle Pharm, LLC for $25,000 and these shares were then cancelled.

As part of the Securities Exchange Agreement, the Company agreed to seek shareholder approval of an amendment to the Company’s Articles of Incorporation changing the name of the Company to MusclePharm Corporation.”  This amendment was approved by a majority of the Company’s shareholders and the name change became effective on March 1, 2010.

MusclePharm currently manufactures and markets a wide-ranging variety, high-quality sports nutrition products, including: Assault™, Battle Fuel™, Bullet Proof™, Combat™, SHRED Matrix®, and Re-con®.  These products are comprised of amino acids, herb, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

Sales & Recent Developments

MusclePharm is an expanding healthy life-style company that develops and distributes a full line of scientifically approved nutritional supplements that are 100% free of any banned substances.  Based on years of research, MusclePharm products are developed through an advanced six-stage research process involving the expertise of top nutritional scientists and field tested by more than 100 elite professional athletes from various sports including the National Football League, mixed martial arts, and Major League Baseball.  The Company’s propriety and award winning products address all categories of an active lifestyle, including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen.  MusclePharm products are sold in over 120 countries and available in over 5,000 U.S. retail outlets, including GNC, Vitamin Shoppe, and Vitamin World.  The Company also sells its products in over 100 online stores, including bodybuilding.com, amazon.com and vitacost.com.

For the six months ended June 30, 2012 two customers accounted for approximately 46% of net sales. Our largest customer for the six months ended June 30, 2012 accounted for 35% of our sales. For the year ended December 31, 2011, two customers accounted for approximately 55% of net sales. Our largest customer for the year ended December 31, 20111, represented 41% of our sales. For the year ended December 31, 2010, three customers accounted for approximately 67% of our sales and the largest customer accounted for 45% of our sales.

Where You Can Find Us

Our principal executive office is located at 4721 Ironton Street, Denver, CO 80239, and our telephone number is (303) 396-6100. Our Internet address is www.musclepharm.com.

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The Offering

Common Stock Offered by the Selling Security Holders	305,000,000 shares, including (i) 258,300,000 shares of common stock and (ii) 46,700,000 shares underlying warrants.

Common Stock Outstanding Before the Offering	1,487,820,172 shares of common stock as of August 28, 2012.

Common Stock Outstanding After the Offering	1,558,282,658 shares of common stock (1).

Terms of the Offering	The selling security holder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon such time as all of the common stock has been sold pursuant to the registration statement.

Use of Proceeds	We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. See Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See Risk Factors” beginning on page 6.

OTCBB Symbol	MSLP.OB

(1) Assumes the exercise of all shares underlying warrants being registered hereunder.

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SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

For the Years Ended December 31 (audited):

	2011	2010
Sales	$17,212,636	$3,202,687
Loss from operations	$(16,220,160)	$(18,251,836)
Other expense	$(7,060,790)	$(1,317,501)
Net loss	$(23,280,950)	$(19,569,337)
Net loss per common share - basic and diluted	$(.08)	$(.48)
Weighted average number of common shares outstanding - basic and diluted	281,484,658	41,141,549

For the Three Months Ended June 30 (unaudited):

	2012	2011
Sales	$15,429,340	$3,397,742
Loss from operation	$(1,664,341)	$(1,893,768)
Other income (expense)	$7,846,245	$(5,542,855)
Net income (loss)	$6,181,904	$(7,436,623)
Other comprehensive income	$40,719	$-
Total comprehensive income (loss)	$6,222,623	$(7,436,623)
Net income (loss) per common share - basic and diluted	$0.00	$(0.04)
Weighted average number of common shares outstanding - basic and diluted	1,388,624,267	201,864,655

For the Six Months Ended June 30 (unaudited):

	2012	2011
Sales	$31,990,020	$6,431,678
Loss from operation	$(2,391,634)	$(2,980,993)
Other income (expense)	$(7,461,755)	$(9,467,552)
Net income (loss)	$(9,853,389)	$(12,448,545)
Other comprehensive income	$40,719	$-
Total comprehensive income (loss)	$(9,812,670)	$(12,448,545)
Net income (loss) per common share - basic and diluted	$(0.01)	$(0.07)
Weighted average number of common shares outstanding - basic and diluted	1,301,222,184	174,365,323

Statement of Financial Position

For the Years Ended December 31 (audited):

	2011	2010
Cash	$659,764	$43,704
Total assets	$5,046,128	$2,720,981
Working Capital (Deficit)	$(13,693,267)	$(1,721,207)
Long term debt	$307,240	$250,000
Stockholders’ deficit	$(12,971,212)	$(1,744,667)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
Cash	$291,971	$659,764
Cash - restricted	$52,744	$-
Total assets	$4,725,828	$5,046,128
Working capital (deficit)	$(12,668,017)	$(13,693,267)
Long term debt	$114,682	$307,240
Stockholders' deficit	$(11,013,113)	$(12,971,212)

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RISK FACTORS

The following discussion and analysis should be read in conjunction with the other financial information and consolidated financial statements and related notes appearing in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results will depend upon a number of factors beyond our control and could differ materially from those anticipated in the forward-looking statements.  Some of these factors are discussed below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $9,853,389 for the six months ended June 30, 2012, and a working capital deficit and stockholders’ deficit of $12,668,017 and $11,013,113 respectively, at June 30, 2012. Also reflected in the accompanying financial statements, the Company had a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011, and a working capital deficit and stockholders’ deficit of $13,693,267 and $12,971,212, respectively, at December 31, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;

•	execute a plan to recapitalize the company;

•	continue with the implementation of the business plan;

•	generate new sales from international customers; and

•	allocate sufficient resources to continue with advertising and marketing efforts.

In their report dated April 13, 2012, our independent auditors stated that our financial statements for the period ended December 31, 2011, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CARRY OUT OUR BUSINESS PLAN.

We will need to raise additional capital to fund the growth of our business. There is no guarantee that we will be able to access additional capital at rates and on terms which are attractive to us, if at all. Without the additional funding needed to fund our growth we may not be able to grow as planned.

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OUR FAILURE TO APPROPRIATELY RESPOND TO COMPETITIVE CHALLENGES, CHANGING CONSUMER PREFERENCES AND DEMAND FOR NEW PRODUCTS COULD SIGNIFICANTLY HARM OUR CUSTOMER RELATIONSHIPS AND PRODUCT SALES.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand. Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;

•	accurately anticipate customer needs and forecast accurately to the manufacturer in a rapidly expanding business;

•	differentiate our product offerings from those of our competitors;

•	competitively price our products; and

•	develop and/or acquire new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products fail to gain or maintain sufficient sales volume and as a result have to be discontinued. In a highly completive marketplace it may be difficult to have retailers open stock-keeping units (sku’s) for new products.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE, FINANCIAL CONDITION AND FUTURE GROWTH.

The sports supplement industry is highly competitive with respect to:

•	price;

•	shelf space and store placement;

•	brand and product recognition;

•	new product introductions; and

•	raw materials.

Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources. We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR SALES, AND THE LOSS OF OR MATERIAL REDUCTION IN PURCHASE VOLUME BY ANY OF THESE CUSTOMERS WOULD ADVERSELY AFFECT OUR SALES AND OPERATING RESULTS.

For the six months ended June 30, 2012, two customers accounted for approximately 46% of net sales. Our largest customer for the six months ended June 30, 2012 accounted for 35% of our sales. For the year ended December 31, 2011, two customers accounted for approximately 55% of net sales and our largest customer in 2011 represented 41% of our sales. For the year ended December 31, 2010, three customers accounted for approximately 67% of our sales and the largest customer in 2010 accounted for 45% of our sales. The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

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Customer	2011	2010
A	41%	45%
B	14%	7%
C	-%	15%

ADVERSE PUBLICITY OR CONSUMER PERCEPTION OF OUR PRODUCTS AND ANY SIMILAR PRODUCTS DISTRIBUTED BY OTHERS COULD HARM OUR REPUTATION AND ADVERSELY AFFECT OUR SALES AND REVENUES.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies. Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements and our products could harm our reputation and results of operations. The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY AND CONTINUE OUR GROWTH COULD BE NEGATIVELY IMPACTED.

Key management employees include Brad J. Pyatt, Cory Gregory, Jeremy DeLuca, Larry Meer, Lewis Gary Davis, John H. Bluher, and certain other individuals. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team. Currently, we have executed employment agreements with our key management employees. We anticipate having all key executives under new performance based contracts by the end of the third quarter of 2012. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations. We may obtain key man insurance on one or more key executives.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAKES OUR RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR RESULTS TO FALL SHORT OF EXPECTATIONS.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;

•	our ability to recognize product trends;

•	our loss of one or more significant customers;

•	the introduction of successful new products by our competitors; and

•	adverse media reports on the use or efficacy of sports nutrition supplements.

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Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

THE EFFECTS OF THE RECENT GLOBAL ECONOMIC CRISIS MAY IMPACT OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition. For example, if consumer spending continues to decrease, this may result in lower sales.

OUR BUSINESS AND OPERATIONS ARE EXPERIENCING RAPID GROWTH. IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS AND OPERATING RESULTS COULD BE HARMED.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, we may fail to timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results. To effectively manage this growth, we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

WE MAY BE EXPOSED TO MATERIAL PRODUCT LIABILITY CLAIMS, WHICH COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR REPUTATION AND BUSINESS.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be, subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

OUR INSURANCE COVERAGE OR THIRD PARTY INDEMNIFICATION RIGHTS MAY NOT BE SUFFICIENT TO COVER OUR LEGAL CLAIMS OR OTHER LOSSES THAT WE MAY INCUR IN THE FUTURE.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

OUR INTELLECTUAL PROPERTY RIGHTS ARE VALUABLE, AND ANY INABILITY TO PROTECT THEM COULD REDUCE THE VALUE OF OUR PRODUCTS AND BRAND.

We have invested significant resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

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WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS CLAIMS, WHICH ARE COSTLY TO DEFEND, COULD REQUIRE US TO PAY DAMAGES AND COULD LIMIT OUR ABILITY TO SELL SOME OF OUR PRODUCTS.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

WE RELY ON HIGHLY SKILLED PERSONNEL AND, IF WE ARE UNABLE TO RETAIN OR MOTIVATE KEY PERSONNEL, HIRE QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO GROW EFFECTIVELY.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

An increase in product returns could negatively impact the Company's operating results and profitability.

The Company permits the return of damaged or defective products and accepts limited amounts of product returns in certain instances. While such returns have historically been nominal and within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in damaged or defective products or expected returns could have a material adverse effect on the Company’s operating results for the period or periods in which such returns materialize.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for production of our products. We lack the resources and the capabilities to manufacture our current offered products on a commercial scale. We do not intend to develop facilities for the manufacture of products for clinical trials or commercial purposes in the foreseeable future. We rely on third-party manufacturers to produce bulk products required to meet our sales needs. We plan to continue to rely upon contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of our products if and when approved for marketing by the applicable regulatory authorities.

Our contract manufacturers' failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our products would be interrupted, resulting in delays and additional costs.

A SHORTAGE IN THE SUPPLY OF KEY RAW MATERIALS COULD INCREASE OUR COSTS OR ADVERSELY AFFECT OUR SALES AND REVENUES.

We obtain all of our raw materials from third-party suppliers with whom we do not have significant long-term supply contracts. Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials. If things changed, shortages could result in materially higher raw material prices or adversely affect our ability to manufacture a product. Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE SUBJECT TO NUMEROUS LAWS AND REGULATIONS, AND WE MAY BECOME INVOLVED IN LITIGATION FROM TIME TO TIME, WE COULD INCUR SUBSTANTIAL JUDGMENTS, FINES, LEGAL FEES AND OTHER COSTS.

Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the FTC under the FTCA. In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

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Other Risks Factors

WE MAY, IN THE FUTURE, ISSUE ADDITIONAL COMMON SHARES, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 2,500,000,000 shares of common stock, 5,000,000 shares of Series A Convertible Preferred Stock, 51 shares of Series B Preferred Stock, 500 shares of Series C Convertible Preferred Stock. The Company currently has 9,999,449 shares of blank-check preferred stock authorized but undesignated. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

OUR COMMON STOCK IS QUOTED ON THE OTCBB, WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

OUR COMMON SHARES ARE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person’s account for transactions in penny stocks; and

(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination, and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED.

According to Nevada law (NRS 78.138(7)), all Nevada corporations limit the liability of directors and officers, including acts not in good faith. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits which they successfully defend (NRS 78.7502).

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

WE WILL INCUR ONGOING COSTS AND EXPENSES FOR SEC REPORTING AND COMPLIANCE, AND WITHOUT REVENUE WE MAY NOT BE ABLE TO REMAIN IN COMPLIANCE WITH THE SEC, MAKING IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES, IF AT ALL.

To remain eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all.

WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK IN THE FUTURE THAT MAY ADVERSELY IMPACT YOUR RIGHTS AS HOLDERS OF OUR COMMON STOCK.

Our articles of incorporation authorize us to issue up to issue up to 15,000,000 shares of preferred stock in various classes. Currently, the Company has issued 51 shares of Series B preferred stock outstanding and 0 shares of Series C preferred stock outstanding. The Series C preferred stock is convertible into shares of the Company’s common stock. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue additional shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

12

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this registration statement, including in the documents incorporated by reference into this registration statement, includes some statements that are not purely historical and that are forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words anticipates,” believes, continue,” could,” estimates,” expects,” intends,” may,” might,” plans,” possible,” potential,” predicts,” projects,” seeks,” should,” will,” would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this registration statement are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  Those that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements, involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Security Holders. All of the net proceeds from the sale of our common stock will go to the Selling Security Holders as described below in the sections entitled Selling Security Holders” and Plan of Distribution”. We may, however, receive proceeds in the event that some or all of the warrants held by a selling stockholder are exercised for cash. There can be no assurance that any of the Selling Security Holders will exercise their warrants or that we will receive any proceeds therefrom. We intend to use any net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTCBB under the symbol MSLP.OB”. The offering price of the Consultant Warrants is $0.012, based upon the price at which the warrants or rights may be exercised pursuant to Rule 457(g)(1) of the Securities Act. The offering price of the Investor Warrants is $0.01, based upon the price at which the warrants or rights may be exercised pursuant to Rule 457(g)(1) of the Securities Act. The offering price of the shares of common stock The proposed offering price of the shares of common stock is $0.01 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the closing bid price of common stock of the Company as reported on the OTCBB on August 28, 2012. The Selling Security Holders may sell shares in any manner at the current market price.

SELLING SECURITY HOLDERS

The 305,000,000 shares being offered for resale in this registration statement include: (i) 43,750,000 shares underlying warrants held by certain shareholders who purchased common stock purchase warrants in private transactions (the “Investor Warrants”); (ii) 2,950,000 shares underlying warrants issued to consultants for services rendered pursuant to consulting agreements (the “Consultant Warrants”, and together with the shares underlying the Investor Warrants, the “Warrant Shares”); (iii) 146,204,181 shares of common stock issued to former warrant holders in exchange for the cancellation of previously outstanding warrants; and (iv) 112,095,819 shares of common stock issued to certain investors in private placement transactions.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holders, the number of shares of common stock beneficially owned by each of the Selling Security Holders as of the date hereof and the number of share of common stock being offered by each of the Selling Security Holders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders.  The Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

13

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After the Offering
Iconic Hospitality, Ltd. (2)	6,666,667	(3)	1,000,000	5,666,667	*	%
Village Square S.C., LLC (4)	3,333,333	(5)	750,000	2,583,333	*	%
Suanna Singlehurst	6,666,667	(6)	1,000,000	5,666,667	*	%
Ben Harrison	800,000	(7)	200,000	600,000	*	%
Caesar Capital Group, LLC (8)	22,500,000	(9)	15,000,000	0	*	%
ARRG Corp. (10)	22,500,000	(11)	15,000,000	0	*	%
Growth Ventures, Inc. Roth 401K (12)	4,166,667	(13)	4,166,667	0	*	%
Growth Ventures, Inc. Pension Plan & Trust (12)	8,333,333	(15)	8,333,333	0	*	%
High Speed Aggregate, Inc. (16)	8,333,333	(17)	8,333,333	0	*	%
Interactive Investors Inc. (18)	15,000,000	(19)	15,000,000	0	*
Sandor Capital Master Fund LLP (20)	30,000,000	(21)	30,000,000	0	*
Stetson Capital Investments, Inc. (22)	2,250,000	(23)	2,250,000	0	*
Melechdavid Inc. (24)	11,250,000	(25)	11,250,000		*
Paradox Capital Partners LLC (26)	1,500,000	(27)	1,500,000	0	*
Jonathan Honig	30,000,000	(28)	30,000,000	0	*
Kim Gloystein IRA	3,670,938	(29)	3,670,938	0	*
James W. Huebner IRA	1,111,112	(30)	1,111,112	0	*
Rodney D. Cerny R/O IRA	1,666,667	(31)	1,666,667	0	*
Robert L. Burrell & Cecelia S. Burrell	555,556	(32)	555,556	0	*
Brian McMahon	1,111,112	(33)	1,111,112	0	*
Michael E. Donnelly	1,602,009	(34)	1,602,009	0	*
William E. Moreland	16,666,667	(35)	16,666,667	0	*
Shane T. Peterson SEP IRA	1,111,112	(36)	1,111,112	0	*
Robert N. Nieder	1,111,112	(37)	1,111,112	0	*
Vicki D.E. Barone IRA	666,667	(38)	666,667	0	*
Kent J. Lund R/O IRA	1,388,889	(39)	1,388,889	0	*
John J. Kopel & Laura A. Kopel JTWROS	1,388,889	(40)	1,388,889	0	*
Todd Burmeister	555,556	(41)	555,556	0	*
John D. Kucera IRA	555,556	(42)	555,556	0	*
Bradley Brent Harsin	555,556	(43)	555,556	0	*
James D. Bauer	2,222,223	(44)	2,222,223	0	*
Steve Foley	2,059,385	(45)	2,059,385	0	*
Jonathan B. Kruljac	2,479,223	(46)	2,479,223	0	*
Jonathan B. Kruljac IRA	444,445	(47)	444,445	0	*
Jerry W. Peterson IRA	833,334	(48)	833,334	0	*
Andrea J. Kidd R/O IRA	666,667	(49)	666,667	0	*
Margaret Bathgate	5,555,556	(50)	5,555,556	0	*
John D. Gibbs	6,666,667	(51)	6,666,667	0	*
Greg Roskopf	1,388,889	(52)	1,388,889	0	*
Robert Perry	2,777,778	(53)	2,777,778	0	*
Joseph May	2,777,778	(54)	2,777,778	0	*
Nick Rudden	1,388,889	(55)	1,388,889	0	*
P&B Evans Family LLP (56)	1,388,889	(57)	1,388,889	0	*
Marjorie M. Rudden	555,556	(58)	555,556	0	*
Volcano Fund, LLC (59)	5,555,556	(60)	5,555,556	0	*
John A. Williams	5,555,556	(61)	5,555,556	0	*
Claude Berreckman	833,334	(62)	833,334	0	*
Jim Jacobs	555,556	(63)	555,556	0	*
Steven M. Bathgate IRA	2,777,778	(64)	2,777,778	0	*
Steve Bathgate	374,958	(65)	374,958	0	*
Vicki Barone	670,662	(66)	670,662	0	*
Richard Huebner	8,001,324	(67)	8,001,324	0	*
Andrea Kidd	66,600	(68)	66,600	0	*
Nancy Stratton	16,650	(69)	16,650	0	*
Anita Dudley	16,650	(70)	16,650	0	*
TriPower Resources LLC (71)	199,800	(72)	199,800	0	*
Jill Strauss	3,750,000	(73)	3,750,000	0	*
Barry Honig	15,000,000	(74)	15,000,000	0	*
Suzanne Adams	22,500,000	(75)	22,500,000	0	*
GRQ Consultants Inc. (76)	62,488,447	(77)	30,054,611	32,433,836	2.18%
Matt Kelsall	133,200	(78)	133,200	0	*

* less than 1%

(1)	This number assumes each Selling Security Holder sells all of its shares being offered pursuant to this prospectus.
(2)	Iconic Hospitality, Ltd. (Iconic Hospitality”) is a limited liability company organized and existing under the laws of Canada. Farzin Ferdosi is the Managing Member of Iconic Hospitality and has voting and investment power over the shares beneficially owned by Iconic Hospitality.
(3)	Includes 6,666,667 warrants to purchase shares of common stock at an exercise price of $0.015.
(4)	Village Square, S.C., LLC (Village Square”) is a limited liability company organized and existing under the laws of the State of Colorado. Tim Brasel is the Managing Member of Village Square and has voting and investment power over the shares beneficially owned by Village Square.

14

(5)	Includes 3,333,333 warrants to purchase shares of common stock at an exercise price of $0.015.
(6)	Includes 6,666,667 warrants to purchase shares of common stock at an exercise price of $0.015.
(7)	Includes 800,000 warrants to purchase shares of common stock at an exercise price of $0.015.
(8)	Caesar Capital Group, LLC, is a limited liability company organized and existing under the laws of the State of Texas (“Caesar Capital”). Michael Woloshin is the Managing Member of Caesar Capital and as such, maintains sole dispositive voting power over the securities held by Caesar Capital.
(9)	Includes 15,000,000 shares of common stock and 7,500,000 shares purchased in a private transaction.
(10)	ARRG Corp. is a corporation organized and existing under the laws of the State of New York (“ARRG”). Edward Spiegel is the Chief Executive Officer of ARRG and as such, maintains sole dispositive voting power over the securities held by ARRG.
(11)	Includes 15,000,000 shares of common stock and 7,500,000 warrants purchased in a private transaction.
(12)	Growth Ventures, Inc. is a corporation organized and existing under the laws of the State of Colorado (“Growth Ventures”). Gary McAdams is the Chief Executive Officer of Growth Ventures and as such, maintains sole dispositive voting power over the securities held by Growth Ventures.
(13)	Includes 4,166,667 shares received in consideration for the cancellation of previously outstanding warrants.
(14)	Reserved.
(15)	Includes 8,333,333 shares received in consideration for the cancellation of previously outstanding warrants.
(16)	High Speed Aggregate, Inc. is a corporation organized and existing under the laws of the State of Colorado (“HSA”). Jeff P. Phoen is the Chief Executive Officer of HSA and as such, maintains sole dispositive voting power over the securities held by HSA.
(17)	Includes 8,333,333 shares received in consideration for the cancellation of previously outstanding warrants.
(18)	Interactive Investors Inc. is a corporation organized and existing under the laws of the State of Florida (“Interactive”). Adrian James is the Chief Executive Officer of Interactive and as such, maintains sole dispositive voting power over the securities held by Interactive.
(19)	Includes 10,000,000 shares of common stock and 5,000,000 shares underlying warrants. 10,000,000 shares of common stock and 5,000,000 shares underlying warrants are being registered hereunder.
(20)	Sandor Capital Master Fund LLP is a limited liability partnership organized and existing under the laws of the State of Texas (“Sandor”). John S. Lemak is the Manager of Sandor, and as such, maintains sole dispositive voting power over the securities held by Sandor.
(21)	Includes 20,000,000 shares of common stock and 10,000,000 shares underlying warrants. 20,000,000 shares of common stock and 10,000,000 shares underlying warrants are being registered hereunder.
(22)	Stetson Capital Investments, Inc. is a corporation organized and existing under the laws of the State of Florida (“Stetson”). John Stetson is the Chief Executive Officer of Stetson and as such, maintains sole dispositive voting power over the securities held by Stetson.
(23)	Includes 1,500,000 shares of common stock and 750,000 shares underlying warrants. 1,500,000 shares of common stock and 750,000 shares underlying warrants are being registered hereunder.
(24)	Melechdavid Inc. is a corporation organized and existing under the laws of the State of Florida (“Melechdavid”). Mark Groussman is the Chief Executive Officer of Melechdavid and as such, maintains sole dispositive voting power over the securities held by Melechdavid.
(25)	Includes 7,500,000 shares of common stock and 3,750,000 shares underlying warrants. 7,500,000 shares of common stock and 3,750,000 shares underlying warrants are being registered hereunder.
(26)	Paradox Capital Partners LLC, is a limited liability company organized and existing under the laws of the State of North Carolina (“Paradox”). Harvey Kesner is the Manager of Paradox and as such, maintains sole dispositive voting power over the securities held by Paradox.
(27)	Includes 1,000,000 shares of common stock and 500,000 shares underlying warrants. 1,000,000 shares of common stock and 500,000 shares underlying warrants are being registered hereunder.
(28)	Includes 20,000,000 shares of common stock and 10,000,000 shares underlying warrants. 20,000,000 shares of common stock and 10,000,000 shares underlying warrants are being registered hereunder.
(29)	Includes 3,670,938 shares of common stock received for the cancellation of outstanding warrants.
(30)	Includes 1,111,112 shares of common stock received for the cancellation of outstanding warrants.
(31)	Includes 1,666,667 shares of common stock received for the cancellation of outstanding warrants.
(32)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(33)	Includes 1,111,112 shares of common stock received for the cancellation of outstanding warrants.
(34)	Includes 1,602,009 shares of common stock received for the cancellation of outstanding warrants.
(35)	Includes 16,666,667 shares of common stock received for the cancellation of outstanding warrants.
(36)	Includes 1,111,112 shares of common stock received for the cancellation of outstanding warrants.
(37)	Includes 1,111,112 shares of common stock received for the cancellation of outstanding warrants.
(38)	Includes 666,667 shares of common stock received for the cancellation of outstanding warrants.
(39)	Includes 1,388,889 shares of common stock received for the cancellation of outstanding warrants.
(40)	Includes 1,388,889 shares of common stock received for the cancellation of outstanding warrants.
(41)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(42)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(43)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(44)	Includes 2,222,223 shares of common stock received for the cancellation of outstanding warrants.
(45)	Includes 2,777,778 shares of common stock received for the cancellation of outstanding warrants.
(46)	Includes 2,059,385 shares of common stock received for the cancellation of outstanding warrants.
(47)	Includes 444,445 shares of common stock received for the cancellation of outstanding warrants.
(48)	Includes 833,334 shares of common stock received for the cancellation of outstanding warrants.
(49)	Includes 666,667 shares of common stock received for the cancellation of outstanding warrants.
(50)	Includes 5,555,556 shares of common stock received for the cancellation of outstanding warrants.
(51)	Includes 6,666,667 shares of common stock received for the cancellation of outstanding warrants.
(52)	Includes 1,388,889 shares of common stock received for the cancellation of outstanding warrants.
(53)	Includes 2,777,778 shares of common stock received for the cancellation of outstanding warrants.
(54)	Includes 2,777,778 shares of common stock received for the cancellation of outstanding warrants.
(55)	Includes 1,388,889 shares of common stock received for the cancellation of outstanding warrants.
(56)	P&B Evans Family LLP is a limited liability partnership organized and existing under the laws of the State of Colorado (“P&B”). Brent Evans is the Manager of P&B and as such, maintains sole dispositive voting power over the securities held by P&B.
(57)	Includes 1,388,889 shares of common stock received for the cancellation of outstanding warrants.
(58)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(59)	Volcano Fund, LLC is a limited liability company organized and existing under the laws of the State of Colorado (“Volcano”). Dan Rudden is the Manager of Volcano and as such, maintains sole dispositive voting power over the securities held by Volcano.
(60)	Includes 5,555,556 shares of common stock received for the cancellation of outstanding warrants.
(61)	Includes 5,555,556 shares of common stock received for the cancellation of outstanding warrants.
(62)	Includes 833,334 shares of common stock received for the cancellation of outstanding warrants.
(63)	Includes 555,556 shares of common stock received for the cancellation of outstanding warrants.
(64)	Includes 2,777,778 shares of common stock received for the cancellation of outstanding warrants.
(65)	Includes 374,958 shares of common stock received for the cancellation of outstanding warrants.
(66)	Includes 670,662 shares of common stock received for the cancellation of outstanding warrants.
(67)	Includes 8,001,324 shares of common stock received for the cancellation of outstanding warrants.
(68)	Includes 66,600 shares of common stock received for the cancellation of outstanding warrants.
(69)	Includes 16,650 shares of common stock received for the cancellation of outstanding warrants.
(70)	Includes 16,650 shares of common stock received for the cancellation of outstanding warrants.
15

(71)	TriPower Resources LLC is a limited liability company organized and existing under the laws of the State of Oklahoma (“TriPower”). John Gibbs is the Manager of TriPower and as such, maintains sole dispositive voting power over the securities held by TriPower.
(72)	Includes 199,800 shares of common stock received for the cancellation of outstanding warrants.
(73)	Includes 2,500,000 shares of common stock and 1,250,000 shares underlying warrants. 2,500,000 shares of common stock and 1,250,000 shares underlying warrants are being registered hereunder.
(74)	Includes 10,000,000 shares of common stock and 5,000,000 shares underlying warrants. 10,000,000 shares of common stock and 5,000,000 shares underlying warrants are being registered hereunder.
(75)	Includes 15,000,000 shares of common stock and 7,500,000 shares underlying warrants. 15,000,000 shares of common stock and 7,500,000 shares underlying warrants are being registered hereunder.
(76)	GRQ Consultants Inc. is a corporation organized and existing under the laws of the State of Florida (“GRQ”). Barry Honig is the Chief Executive Officer of GRQ and as such, maintains sole dispositive voting power over the securities held by GRQ.
(77)	Includes 62,488,447 shares received pursuant to a consulting agreement, 30,054,611 shares of which are being registered hereunder.
(78)	Includes 133,200 shares of common stock received for the cancellation of outstanding warrants.

PLAN OF DISTRIBUTION

The 305,000,000 shares being offered for resale in this registration statement include: (i) 43,750,000 shares underlying warrants held by certain shareholders who purchased common stock purchase warrants in private transactions (the “Investor Warrants”); (ii) 2,950,000 shares underlying warrants issued to consultants for services rendered pursuant to consulting agreements (the “Consultant Warrants”, and together with the shares underlying the Investor Warrants, the “Warrant Shares”); (iii) 146,204,181 shares of common stock issued to former warrant holders in exchange for the cancellation of previously outstanding warrants; and (iv) 112,095,819 shares of common stock issued to certain investors in private placement transactions.

The Selling Security Holders and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a Selling Security Holder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders.  In addition, the Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as a Selling Security Holder under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as a Selling Security Holder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holders.

The Selling Security Holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Security Holder.  We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered.  If the Selling Security Holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act. The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders.  The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.  If any of these other expenses exists, we expect the Selling Security Holders to pay these expenses. We have agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holders.

16

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders.  The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.  If any of these other expenses exists, we expect Southridge to pay these expenses.  We have agreed to indemnify Southridge and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000.  We will not receive any proceeds from the resale of any of the shares of our common stock by Southridge.  We may, however, receive proceeds from the sale of our common stock under the Equity Purchase Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001 (1,487,820,172 of which are issued and outstanding as of August 28, 2012), 5,000,000 Shares of Series A Convertible Preferred Stock (of which none are issued and outstanding as of August 28, 2012), 51 shares of Series B Preferred Stock (51 of which are issued and outstanding as of August 28, 2012), 500 shares of Series C Preferred Stock (0 of which are issued and outstanding as of August 28, 2012). The Company also has 10,000 shares of blank check preferred stock authorized, 9,449 shares of which are undesignated as of August 28, 2012. Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our preferred stock and/or common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

The Company, a Nevada corporation, is authorized to issue 2,500,000,000 shares of common stock, $0.001 par value. The holders of common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which shareholders may vote on at all meetings of shareholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  As of August 28, 2012, there were 1,487,820,172 shares of common stock outstanding.  Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Series A Convertible Preferred Stock

As of August 28, 2012, there were 5,000,000 shares of Series A Convertible Preferred Stock designated and 0 shares of Series A Convertible Preferred Stock issued and outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares are non-voting, and have no dividend or liquidation rights. Each share is convertible into two hundred (200) shares of common stock, provided, however, no holder of the Series A Convertible preferred stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the common stock outstanding immediately after giving effect to such conversion.

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Series B Preferred Stock

As of August 28, 2012, there were 51 shares of Series B Preferred Stock designated and 51 shares of Series B Preferred Stock issued and outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have no dividend rights, liquidation rights on a pro rata basis, no conversion rights and rank senior to the Company’s common stock. Each one (1) share of Series B Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the Numerator”) divided by (y) 0.49, minus (z) the Numerator. The 51 shares of Series B Preferred Stock entitle the holders to voting rights equivalent to 51% of the shares of common stock then outstanding.

Series C Convertible Preferred Stock

As of August 28, 2012, there were 500 shares of Series C Preferred Stock and 0 shares of Series C Preferred Stock issued and outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have the following rights, designations and preferences:

Stated Value: The stated value per share of the Series C Convertible Preferred Stock is $1,000.00

Voting Rights: The holders of the Series C Convertible Preferred Stock are not entitled to vote with the Company’s common stockholders.

Protective Provisions: As long as any Series C Convertible Preferred Stock is outstanding, we are prohibited from taking any of the following actions without the consent of a majority of the then outstanding Series C Convertible Preferred Stock:

(i)	alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock;

(ii)	alter or amend the certificate of designation;

(iii)	authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to or pari passu with the Series C Convertible Preferred Stock;

(iv)	amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Series C Convertible Preferred Stock;

(v)	increase the authorized or designated number of shares of Series C Convertible Preferred Stock;

(vi)	issue any additional shares of Series C Convertible Preferred Stock; or

(vii)	enter into any agreement with respect to the foregoing.

Voluntary Conversion: A holder of Series C Convertible Preferred Stock can elect to convert its Series C Convertible Preferred Stock into shares of our common stock at any time from and after the Original Issue Date (as defined in the certificate of designation). Each share of Series C Convertible Preferred Stock is convertible into that number of shares of our common stock determined by dividing the stated value of such share of Series C Convertible Preferred Stock (as increased for accrued dividends) by the conversion price.

Conversion Price: The conversion price is the higher of (i) $0.01 and (ii) such price that is a 50% discount to the average of the low 2 closing bid prices for the Company’s common stock for the five trading days immediately prior to such day that a holder delivers a notice of conversion to the Company, subject to adjustment.

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The summary of the rights, privileges and preferences of the Series C Convertible Preferred Stock described above is qualified in its entirety by reference to the certificate of designation, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of the Company included in this prospectus and in the registration statement have been audited by Berman & Company, P.A., Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Lucosky Brookman LLP.

DESCRIPTION OF BUSINESS

General

Headquartered in Denver, Colorado, MusclePharm Corporation (“MusclePharm” or the “Company”) is an expanding healthy lifestyle company that develops and manufactures a full line of scientifically approved (Informed Choice approved) nutritional supplements that are 100% free of any banned substances. Based on years of research, MusclePharm products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists. These products are field tested by more than 100 elite professional athletes from various sporting organizations including the National Football League, mixed martial arts, and Major League Baseball. The Company’s award-winning proprietary products address all categories of an active lifestyle including, muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is a marketing and branding company. It does not directly manufacturer or ship to end user customers. We extend and market the brand while innovating and distributing new products. Our customers are re-sellers of our products.

The Company’s headquarters in Denver, CO, features has a state-of-the-art exercise and weight lifting facility, with a full size octagon UFC™ fighting cage, an indoor football field, cardio work-out equipment and a state-of-the-art on-site medical department, complete with equipment for measuring and conducting clinical studies and supporting athletes. A staff team of medical and clinical professionals is on hand to assist with training. Additionally, during the second quarter of 2012, the Company opened operation in Ontario, Canada, through its subsidiary MusclePharm Canada, Inc. MusclePharm products are sold in over 120 countries and available in over 10,000 U.S. retail outlets, including Wal-Mart, Dicks Sporting Goods, GNC, Vitamin Shoppe, and Vitamin World. The Company also sells its products in over 100 online stores, including bodybuilding.com, amazon.com and vitacost.com.

Business Strategy

Our primary focus at the current time is on the following:

(1)	Increase our distribution and sales through domestic and international growth and market penetration;

(2)	Conduct additional testing of the safety and efficacy of our products and create new products; and

(3)	Create marketing and branding opportunities through endorsements, sponsorships and brand extensions to increase brand awareness.

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The Sports Nutrition and High Energy Supplement Market

The sports nutrition and high energy supplement market is comprised of sports beverages, sports food and sports supplements. According to BCC Research’s 2008 Global Research Report, sports beverages maintain the largest market share, with approximately $24.9 billion in annual sales in 2007. The sports food segment had approximately $1.2 billion in annual sales and the sports supplement segment saw 2007 annual sales of approximately $1.1 billion. BCC projected that the sports supplement market would reach $2.3 billion by 2013.

According to BCC Research, the United States is the largest consumer market for sports nutrition products, with annual sales reaching approximately $22 billion in 2007, and projected sales of $29 billion in 2013. Western Europe and Japan are the second and third largest consumers. The key market drivers for sports nutrition products are taste, price, variety and brand loyalty. In recent years, the consumption of sports nutrition products has shifted to mainstream consumers who have become the key drivers of growth within the industry.

Current Products

We currently offer seventeen (17) high-quality, specially-formulated, athlete-focused supplement products. These include: Assault™, Armor-V, Battle Fuel™, Bullet Proof®, Combat Powder®, MuscleGel®, Shred Matrix®, Re-con®, BCAA 3:1:2™, Glutamine™, Creatine™, Casein™, CLA Core™, ZMA Max™, Hybrid - NO™. We are also currently beta-testing the private label products Recover Elite™ and Perform Elite™ under the MMA Elite™ name. These products are planned for direct distribution to Wal-Mart and Walgreens in the future. Our products are comprised of amino acids, herbs and proteins scientifically tested and proven as safe and effective for the overall health of athletes. These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness. The following is a brief description of each of our products:

Assault™

Pre-Performance Amplifier

•	Fuel power for long-lasting energy;
•	Enhance focus; and
•	Build lean muscle mass.

Assault™ helps fight fatigue, boost performance, build muscle, increase intensity, hydrate muscles and feed them valuable, clinically-proven nutrients like ConCrete, Beta Alanine, BCAAs and Cinnulin. Our team of sports medicine specialists worked with top professional athletes to create a safe pre-workout that increases strength, aerobic and anaerobic performance, reduces stomach fat and meets all regulations when it comes to being free of banned substances. Assault™ is specifically designed for performance-boosting pre-workout power.

Battle Fuel™

Maximizes Workout Performance with No Side Effects

•	Increases aggression and focus;
•	Boosts testosterone and feeds anabolism; and
•	promotes cellular health and recovery.

Battle Fuel™ helps athletes increase lean mass and strength, improve endurance and energy levels, naturally detoxify and enhance aggressive mental focus. Battle Fuel™ is an herbal formula that improves testosterone levels to drive strength, power and lean muscle mass development. An intense combination of cleansing agents and natural elements reduce fatigue and improve cellular immunity.

Bullet Proof™

Advanced Nighttime Recovery System

•	Promotes deep sleep to maximize repair;

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•	Optimizes anabolic/anti-catabolic environment; and
•	Stimulates growth hormone/testosterone output.

Bullet Proof™ helps increase recovery effectiveness and hormonal up-regulation, improve lean muscle tissue growth and help relieve some forms of pain. Deep nourishing sleep is an athlete’s best friend for the long-term building of strength, mass and speed. During this rest period, key ingredients like our proprietary blend of essential amino acids, Beta Alanine and zinc magnesium aspartate (ZMA) are hard at work repairing tissue and staving off muscle breakdown. Other ingredients boost your immune system and reduce swelling, preparing the body for that next hard workout.

Combat™

Feeds Muscle Up To 8 Hours

•	Technologically advanced protein super-food;
•	Enhances digestion of nutrients; and
•	Maximizes adaptive response to hard training.

Combat™ helps you: receive 25 grams of high quality protein, fuel fat loss, support healthy body composition, nourish lean muscle and speed recovery. Combat™ is designed to help fill that gap in nutrition many athletes and super-active people experience, to ensure their bodies are growing and recovering. The staggered absorption rate of the five different protein components guarantees a complete 8-hour nutrient infusion.

Re-con®

Post-Workout Recharger

•	Optimize an athlete’s “anabolic window”;

•	Promote post workout growth & repair; and

•	Replenish vital nutrients.

Re-con ® helps athletes recover quicker and more effectively, repair muscle cells, feed the body nutrients and grow stronger with ingredients like base-change amino acids (BCAAs), essential amino acid complexes (EAAs), cellular detoxifiers, muscle-loading carbohydrates and stress hormone regulators. This maximizes an athlete’s anabolic window, the post-workout phase where the body repairs and rebuilds tissue. Re-con® nourishes and promotes growth from every angle, delivering proteins and nutritious elements in their ideal forms. Recon® provides muscle reconstruction nutrition.

MuscleGel®

Delicious On-The-Go Protein and Nutrition

•	Stay leaner and be healthier;

•	Proteins absorbs into the athlete’s body easier; and

•	Nutritious and easy to enjoy.

MuscleGel® helps athletes receive more of the nutrients the body needs every day, shed pounds and fat and enjoy the convenience of the ready-to-eat packs. Packed full of different proteins like “building block” amino acids, MuscleGel’s® patented gel format yields a fast-absorbing, highly bio-available source of next generation fitness food. For protein, carbohydrates and vitamins, MuscleGel® delivers. It works on-the-go, fills you up quickly and streams right to those parts of the athlete’s body where nutrients are needed most.

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SHRED Matrix®

Multi-Level Weight Loss System

•	Ramps up your metabolism;

•	Suppresses hunger and cravings; and

•	Burns fat through all-natural herbs.

SHRED Matrix ® helps burn fat naturally, counteract mood swings and help athletes stay focused on weight loss and results. This 8-Stage Weight Loss System is for people who exercise regularly. As a total body diet, it sheds pounds, burns fat cells and attacks fat loss from every angle. Proven ingredients like Sugar Stop™ and the enzyme aid matrix also keep your appetite in check. The formula is tuned so athletes won’t experience “jitters” or a crash.

Armor-V™

Advanced Multi-Vitamin Complex

•	Complete source of vitamins and minerals;

•	Total immune system support; and

•	Added B vitamins and probiotics.

Armor-V™ helps athletes receive a full dose of important vitamins and minerals, keep vital organs like the liver clean of toxins, recover faster and keep the body’s hormones balanced. This system was designed to meet the standards of professional athletes, who need a dedicated source of vitamins and minerals. Loaded with anti-oxidants and system optimizers derived from fruits and vegetables, Armor V™ brings together organic, herbal and natural ingredients into a multi-nutrient complex that benefits active bodies.

BCAA™

Rapidly Absorbed Branched Chain Amino Acid Complex

•	Delivers BCAAs before and after workout;
•	Minimizes muscle damage; and
•	100% pharmaceutical grade.

BCAA™ helps you: receive ideal amounts of BCAAs, Leucine, Isoleucine and Valine from this patented ratio of 3:1:2, promote muscle development and maintenance, increase lean body mass and spur weight loss. BCAAs are part of the group of essential amino acids a body needs. Our patented 3:1:2 ratio is designed to release the ideal amounts of each amino acid both before and after a workout. This prevents muscle breakdown and leads to gains in body mass without losing weight.

Creatine

Five Superior Blends of Creatine

•	Promote strength, power and endurance;
•	No loading; and
•	100% pharmaceutical quality.

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MusclePharm MP Core Series Creatine™ increases creatine status by enhancing uptake and bioavailability and also fuels stamina, strength and lean muscle growth. Many athletes who engage in high-intensity/short duration exercises like weightlifting use creatine. The clinically-proven ingredient Cinnulin heightens absorption, which assists our five pure and diverse creatine complexes, delivering a range of benefits launched directly into muscles. MP Creatine™ increases explosive energy, ATP energy and overall power.

ZMA Max™

Anabolic Mineral Support Formula with Fenugreek®

•	Increases testosterone;
•	Promotes deep, healing sleep; and
•	Supports healthy libido function

MusclePharm ZMA Max™ supports muscle growth and recovery, promotes deeper and more efficient sleep to maximize healing, tissue repair, anabolic hormone production and testosterone levels. It delivers the benefits of precise dosages and ZMA ingredient ratios, and adds the synergistic effects of clinically-proven Fenugreek ® to support the balance of cholesterol levels as well as increase of healthy libido function in women and men.

CLA Core™

Supports Healthy Body Composition

•	Aids in weight loss;
•	Increases metabolic rates; and
•	Reduces body fat

CLA Core™ supports energy sources for hard-training people on low-carb diets, induces muscle gains without buildup of fatty tissue, and helps protect the joints. CLA is a high-quality linoleic acid that is naturally occurring and helps you feel healthy and energized. Many researchers believe that this fatty acid also helps reduce body fat and increase muscle mass. CLA Core is a blend of Omega-6 and medium-chain triglycerides (MCTs).

Casein™

100% Micellar Casein Protein

•	Delivers 25g of protein;
•	Serves as ideal nighttime protein source; and
•	Doubles as digestive enzyme and probiotic blend.

Casein ™ delivers a steady, prolonged release of amino acids, works hard while body is at rest and promotes added nutrient utilization through the natural enzymes. As a slow digesting protein, Casein repairs and rebuilds muscle at night while you are asleep—feeding your muscles even hours after you went to bed. The great-tasting shake also works overtime readying you for that next day’s workout.

Hybrid N.O.™

Nitric Oxide Amplifier

•	Dramatically enhance muscle pumps
•	Increase muscle fullness and vascularity
•	Maximize vasodilation

Hybrid N.O.™ promotes muscle pumps through enhanced vasodilation, utilizes GlycoCarn™, a scientifically-researched nitric oxide booster, and encourages blood flow throughout the muscles. Hybrid N.O. promotes higher exercise tolerance by increasing levels of plasma nitrite and nitrate, which increases systemic nitric oxide bioavailability. Hybrid N.O. delivers maximum muscle pumps and increased health.

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Glutamine

Rapidly Absorbed Glutamine Complex

•	Increase recovery time;
•	Enhance muscle growth; and
•	100% pharmaceutical grade.

MusclePharm Core Series MP Glutamine™ supplement increases whole body glutamine status by enhancing an athlete’s uptake, bioavailability and digestion. Feeding the body a dedicated source of glutamine ultimately provides optimal muscle-tissue saturation through an exclusive array of three pure, yet diverse nutritional glutamine complexes that deliver a substantial range of benefits. MP Glutamine™ helps athletes rehydrate, rebuild and recover from even the toughest of workouts quicker and more efficiently.

PERFORM Elite™

Pre-Performance Amplifier

•	Fuel power for long-lasting energy;
•	Increase strength & endurance;
•	Enhance focus & intensity; and
•	Build lean muscle mass.

Perform Elite™ helps: fight fatigue, boost performance, build muscle, amp up intensity, hydrate muscles and feed muscle cells the nutrients they need. People need a pre-workout supplement because it prepares them to stay focused, energetic and fully-powered from start to finish. In Perform Elite™, ingredients like creatine and beta alanine feed muscle cells the nutrients they need to grow bigger and stronger. Without a pre-workout like Perform Elite™, muscles don’t have the building blocks they need to gain size and strength.

RECOVER Elite™ (540g)

Post-Workout Recharger

•	Optimize athletes’ “muscle building”;
•	Promote post workout growth & repair;
•	Replenish vital nutrients; and
•	Speed recovery time.

Recover Elite™ helps athletes recover quicker and more effectively, repair muscle cells, maintain nutrient levels and grow bigger and stronger. When people work out, their muscle cells break down. In that post-workout period, it is important to feed these cells a supply of the right nutrients like the ones in Recover Elite™, so they can rebuild properly. When this is done correctly, muscles become both stronger and larger. If you don’t use a post-workout supplement, these cells don’t have the building blocks they need to recover and you won’t increase size or strength.

Future Products

We have trademarked and registered an energy product for active lifestyles and competitive athletes, under the name Energel®. This product will be distributed primarily via internet sales, convenience stores, cycling shops, ski shops, and fitness and runner shoes retail sales stores by the end of the second quarter of 2012.

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Sales & Distribution

We sell our products both domestically and internationally. With respect to domestic sales, we have three traditional distribution systems:

1)	Approximately 41% of sales in 2011 were through a domestic Internet site named Bodybuilding.com (“Body Building”), which is the largest online retailer of sports nutrition products in the United States. Body Building awarded MusclePharm the title of the “Breakout Brand,” “Best Packaging” and “Best New Product for Assault” in 2011 and MusclePharm is now the number two best-selling brand on BB.com, and has two products in their top ten best sellers, and eight products in the top fifty selling products out of over 14,000 sku’s. In addition to Body Building.com, we also sell domestically through several distributors and over 100 Internet sites;

2)	We sell through traditional brick and mortar stores, and are carried in approximately 450 The Vitamin Shoppes outlets and we sell our products into over 5000 GNC stores, and we are in 400 Vitamin World retail stores;

3)	We have regional salesmen that support wholesale distributors like Europa, selling in up to 15,000 smaller retail or regional stores. We also work with other large distributors who have begun to place the Company’s product in small retail stores and gyms across the United States. Internationally, we are expanding rapidly into Central America, Mexico, Brazil, the Middle East, Europe, Russia, and the UK, and have Sportika Export as our international distributor that services over 120 countries.

In addition, we just recently launched a partnership with Eurpac to distribute our line of products to U.S. military bases and stores all over the world.

Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes. We want to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We have endorsements from over 50 UFC fighters, well-known NFL players, as well as top X-Game and fitness athletes. Athletes are considered role models and many people strive to emulate their fitness and well-being regimen. Athlete sponsorships are the most logical tactic for our business. The objective of these athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products.

MusclePharm in 2011 became the Official Supplement Provider and Sponsor of the Ultimate Fighting Championship (“UFC”). Our agreement includes prominent logo placement on the mat, and our branding can be seen on Fox and pay-per-view worldwide.

The fighters we sponsor feature our brand on their uniforms and we also extensively advertise at the Ultimate Fighting Championship events. In 2011, we launched a state-of-the-art website that will tap into the social networking world, further expanding our brand and consumer awareness.

The Company is also currently engaged in various in-store promotions, including point-of-purchase stands, aisle displays in our retail outlets, as well as sample demonstrations and athlete appearances in Wal-Mart, GNC, Vitamin World and Vitamin Shoppe locations.

Research and Development

Each and every product sold by MusclePharm is the end result of a long development process involving leading nutrition scientists, doctors, and top professional athletes.

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Manufacturing and Product Quality

We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the Good Manufacturing Practice standards set by the Food & Drug Administration.

Trademarks and Patents

We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products.  Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks.  Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

Competition

The sports nutrition business is highly competitive. Competition is based primarily on quality and assortment of products, marketing support, and availability of new products. Currently, our main competitors are three private companies: Optimum Nutrition, Inc. (“Optimum”), Iovate Health Sciences, Inc. (“IHS”), and Bio-Engineered Supplements and Nutrition, Inc. (“BSN”). Optimum is a wholly owned subsidiary of Glanbia Nutritionals, Inc., an international nutritional ingredients group. Optimum owns and operates two brands of nutritional supplements (Optimum Nutrition and American Body Building), providing a line of products across multiple categories. IHS is a nutritional supplement company that delivers a range of products to the nutritional marketplace. Headquartered in Oakville, Ontario, Canada, IHS’s line of products can be found in major retail stores and include such brands as Hydroxy-Cut™, Cell-Tech™, Six Star Nutrition™. BSN is also a sports nutrition leader whose top products include No-Explode™ and Syntha Six Protein™.

MusclePharm intends to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and maximizing our relationships with those athletes, retail outlets and industry publications that align with our vision. We also tout the strength of the science behind MusclePharm products, as this is a key point of difference.

Regulatory Matters

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies. Our products are subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (CPSC), the U.S. Department of Agriculture (USDA), the Environmental Protection Agency (EPA) and the U.S. Food and Drug Administration (FDA). Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission (FTC), which regulates these activities under the Federal Trade Commission Act (FTCA). The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the provisions of the Federal Food, Drug, and Cosmetic Act (FFDC Act) concerning the regulation of dietary supplements.  All of the products we market are regulated as dietary supplements under the FFDC Act.

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Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking.  Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition.  Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient.  In order to make a nutritional support claim, the marketer must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required.  Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease.  Drug claims are prohibited from use in the labeling of dietary supplements.

Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law.  The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future, thereby requiring that we revise our labeling. In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient.

Our dietary supplements must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007. This Act amends the FFDC Act to mandate the reporting of serious adverse events received by us to the FDA.

The FDA has also announced its intention to promulgate new GMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  We intend to comply with the new GMPs once they are adopted. The new GMPs, predicted to be finalized shortly, would be more detailed and stringent than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

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Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising.  It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.  Our outside counsel reviews our advertising claims for compliance with FTC requirements.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by private attorney generals. These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Governmental regulations in foreign countries where we plan to or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products.  Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries.  These distributors are independent contractors over whom we have limited control.

Number of Total Employees and Number of Full Time Employees

We believe that our success will depend greatly on our ability to identify, attract, and retain capable employees. As of August 28, 2012, we had 32 full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good. We have recently completed staffing for the in-house medical and physiology center on-site in our work-out, fight training and training facilities.

DESCRIPTION OF PROPERTY

MusclePharm’s corporate headquarters is located in Denver, Colorado. This commercial office building is 30,320 sq. ft. with 5,000 sq. ft. being used for offices and the other 25,000 sq. ft. utilized for research and development. The space includes a full performance training center, medical laboratory, and a 96-seat theatre room. The term of the lease is 65 months, expiring on December 31, 2015. We currently pay approximately $13,500 in lease payments per month.

MusclePharm is leasing a small office and distribution warehouse in Boise, ID. The lease expires in February 2013 and the Company pays approximately $3,500 per month in rent fees. MusclePharm also leases a 500 sq. ft. office space on a month-to-month basis. The Company currently pays $500 per month in rent fees.

MusclePharm is leasing a 152,562 sq. ft. warehouse facility in Franklin, TN. The term of the lease is for 38 months, expiring on August 31, 2015. The Company currently pays $8,866 per month in lease payments.

MusclePharm, through its Ontario subsidiary Canada MusclePharm Enterprises Corp., is leasing a 10,000 sq. ft. office and warehouse facility in Hamilton, Ontario, Canada. The term of the lease is for 24 months, expiring on March 31, 2014. The Company currently pays $6,655 per month in leasing payments.

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LEGAL PROCEEDINGS

JMJ Financial Settlement

On August 17, 2012, the Company and JMJ Financial entered into a mutual release and settlement agreement, pursuant to which JMJ Financial dismissed all claims against the Company in exchange for the issuance of 16,000,000 shares of the Company’s common stock.

Except for the update above and as disclosed in Footnote 8 to the Company’s financial statements for the six months ended June 30, 2012, contained herein, we are currently not involved in any new litigation that we believe could have a material adverse effect on our financial condition or results of operations. Except for the update above and as disclosed in Footnote 8 to the Financial Statements contained herein, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our shares of common stock were cleared for trading under the symbol “TTWZ:OB” on the OTCBB on November 24, 2008, and later began trading on the OTCBB under the symbol “MSLP:OB” on April 27, 2010. Prior to this period, there was minimal trading in our common stock. The high and low prices for our common stock during the calendar quarters ended were:

Quarter ended	High	Low

June 30, 2012	$0.030	$0.012
March 31, 2012	$0.037	$0.006
December 31, 2011	$0.026	$0.007
September 30, 2011	$0.039	$0.014
June 30, 2011	$0.081	$0.025
March 31, 2011	$0.130	$0.036
December 31, 2010	$0.900	$0.050
September 30, 2010	$1.030	$0.410
June 30, 2010	$1.180	$0.950
March 31, 2010	$-	$-

Quotations on the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. In periods prior to June 30, 2010, there was no volume in the Company’s common stock.

(b) Holders

As of August 28, 2012, we estimate that there were approximately 3,750 holders of record of our common stock. This figure does not take into account those shareholders whose certificates are held in the name of broker-dealers, “street name,” or other nominees.

(c) Dividends

We have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

(d) Securities Authorized for Issuance under Equity Compensation Plan

As of December 31, 2011, we had an employee stock option plan under which 5,000,000 shares had been reserved for issuance. The following table shows information with respect to this plan as of the fiscal year ended December 31, 2011.

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Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,617,500	$0.50	3,382,500
Equity compensation plans not approved by security holders	-	-	-
Total	1,617,500	$0.50	3,382,500

Transfer Agent

Our stock transfer agent is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014.

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•	Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act;

•	Contains a brief, clear, narrative description of a dealer market, including bid” and ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	Contains a toll-free number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

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•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This registration statement and other reports filed by our Company from time to time with the U.S. Securities and Exchange Commission (collectively the Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words anticipate,” believe,” estimate,” expect,” future,” intend,” plan,” or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including those set forth in the Risk Factors on page 6. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this report.

Plan of Operation

Headquartered in Denver, Colorado, MusclePharm is a rapidly expanding healthy life-style company that develops and distributes a full line of scientifically approved nutritional supplements that are 100% free of any banned substances. Based on years of research, MusclePharm products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than 100 elite professional athletes from various sports including the National Football League, mixed martial arts, and Major League Baseball. The Company’s propriety and award winning products address all categories of an active lifestyle including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is sold in over 120 countries and available in over 5,000 U.S. retail outlets, including GNC, Vitamin Shoppe, and Vitamin World. The Company also sells its products in over 100 online stores, including bodybuilding.com, amazon.com and vitacost.com.

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Our primary focus at the current time is on the following:

(1)	Increase our distribution and sales;
(2)	Continue aggressive marketing campaign to further build upon our brand and market awareness;
(3)	Conduct additional testing of the safety and efficacy of our products; and
(4)	Hire additional key employees to continue to strengthen the Company.

Results of Operations

For the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

Net revenues from the sale of products were approximately $17 million for the year ended December 31, 2011, as compared to revenue from the sale of products of approximately $3.2 million for the year ended December 31, 2010. Sales activities during the year ended December 31, 2011, increased due to the increase in advertising and promotion efforts, as well as the change in the Company’s manufacturers, which provided more consistent shipments to customers. The increase is also related to the significant capital spent on marketing with distributors and marketing and brand recognition with endorsements and sponsorships.

Cost of Sales

Cost of sales for the year ended December 31, 2011, were approximately $14.8 million or 86% of revenue, as compared to approximately $2.8 million or 88% of revenue for the year ended December 31, 2010. The cost of sales as a percentage of revenues were not consistent from December 31, 2010 to December 31, 2011. The cost of sales as a percentage of revenues increased due primarily to a reclassification of advertising expense to cost of sales in the amount of $374,455 during 2011 due to our restatement. There were no such reclassifications in 2010.

Operating Expenses

Operating expenses for the year ended December 31, 2011, were approximately $18.6 million, as compared to approximately $18.7 million for the year ended December 31, 2010.

The approximate $.1 million decrease is primarily due to an increase in stock based compensation – of approximately $3.7 million, an increase in depreciation expense of approximately $0.2 million and an increase in travel, meetings and entertainment of approximately $0.3 million, offset by a decrease in investment advisory services of   approximately $2.4 million, a decrease in research and development costs of approximately $1.2 million and the decrease of advertising expense of $0.9 million.

Operating Loss

Operating loss for the year ended December 31, 2011 was approximately $16.2 million, as compared to approximately $18.3 million for the year ended December 31, 2010.

Interest Expense

Interest expense for the year ended December 31, 2011, was approximately $3.7 million, as compared to approximately $0.5 million for the year ended December 31, 2010. The increase in interest expense primarily relates to amortization of the debt discounts and debt issue costs of $3.5 million and interest charges incurred on our debt instruments of approximately $0.2 million.

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Other Expenses

Other expenses for the year ended December 31, 2011, were approximately $7 million, as compared to approximately $1.3 million for the year ended December 31, 2010. The $5.7 million increase in other expenses is primarily due to an increase in derivative expense of approximately $4.7 million, an increase in interest expense of approximately $3.2 million and increases in the losses on settlement of accounts payable of approximately $3.4 million, offset by changes in the fair value of derivative liabilities of approximately $5.3 million and licensing income of approximately $0.2 million.

Net Loss

Net loss for the year ended December 31, 2011, was approximately $23.3 million, or loss per share of $0.08, as compared to the net loss of approximately $19.6 million or loss per share of $0.48 for the year ended December 31, 2010.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

For the Six Months Ended June 30, 2012 and 2011 (unaudited):

	Six Months Ended June 30,
	2012	2011
Sales – net	$31,990,020	$6,431,678
Cost of sales	25,837,767	4,914,361
Gross profit	6,152,253	1,517,317
General and administrative expenses	8,543,887	4,498,310
Loss from operations	(2,391,634)	(2,980,993)
Other expense – net	(7,461,755)	(9,467,552)
Net loss	$(9,853,389)	$(12,448,545)
Other comprehensive income	40,719	-
Total comprehensive income (loss)	$(9,812,670)	$(12,448,545)
Net loss per share - basic and diluted	$(0.01)	$(0.07)
Weighted average number of common shares outstanding during the period – basic and diluted	1,301,222,184	174,365,323

Sales

Sales increased approximately $25,558,000 or 397%, to approximately $31,990,000 for the six months ended June 30, 2012, as compared to approximately $6,432,000 for the six months ended June 30, 2011. The increase in sales was primarily attributable to increased brand awareness, and the Company’s continued efforts to expand sales by adding more customers. Since inception, the Company has focused on an aggressive marketing plan to penetrate the market. As such, new promotional efforts have been made to increase sales by adding new customers and expanding our product line. The Company has continued to add new products to meet our customer’s needs. The inclusion of new Gel squeeze tubes in various flavors has increased sales and more customers are now adding the Muscle Gel to their shelf line. The Company has added new sales staff familiar with international sales, and this effort is now beginning to show results through increased sales in the international markets. Overall, as a direct result of the aggressive marketing plan, our products are currently being offered in more retail stores, both domestic and international, and our products are receiving better shelf placement, all of these efforts have increased sales.

Cost of Sales

The cost of sales for the six months ended June 30, 2012, was approximately $25,838,000 compared to approximately $4,914,000 for the six months ended June 30, 2011. Cost of sales as a percent of revenue increased from 76% for the six months ended June 30, 2011 to 81% of revenue for the six months ended June 30, 2012. This increase in cost of sales was the result of adding Canadian shipping, and product cost for the second quarter of 2012 that had not previously existed, and an overall increase in shipping costs. There was also a slight increase in product damages in 2012 over the same period in 2011.

Gross Profit

Gross profit for the six months ended June 30, 2012, is approximately $6,152,000 and increased approximately $4,635,000 over the six months ended June 30, 2011. Meanwhile the gross profit percentage decreased to approximately 19% during the six months ended June 30, 2012 from 24% for the same period ended June 30, 2011, mainly the result of providing deeper discounts for customer’s purchases in the second quarter of 2012.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2012, increased to approximately $8,544,000 or approximately $4,046,000 or 90%, compared to the same six months ended June 30, 2011. The increased sales for the quarter ending June 30, 2012 had corresponding increases in the general and administrative expenses as compared to the six months ended June 30, 2011, mainly for foreign transaction fees and Canadian operations, while the general and administrative costs rose correspondingly to the increase in sales.

Other major increases were approximately $1,800,000 in advertising, $900,000 in increases for stock based compensation $800,000 in salaries and benefits, $200,000 in travel, $200,000 in depreciation and $100,000 in office expenses.

Loss from Operations

The loss from operations for the six months ended June 30, 2012, was $2,391,634 as compared to a loss of $2,980,993 for the comparable six months ended June 30, 2011.

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Other Expenses

Other net expenses for the six months ended June 30, 2012, were $7,461,755, as compared to $9,467,552 for the six months ended June 30, 2011. The components of other expenses are shown in the table below:

	Six Months Ended
	June 30, 2012	June 30, 2011
Derivative expense	$(2,486,451)	$(4,057,859)
Change in fair value of derivative liabilities	1,496,874	634,770
Loss on settlement of accounts payable and debt	(2,941,826)	(2,542,073)
Interest expense	(3,547,202)	(3,502,390)
Foreign currency transaction loss	(1,573)	-
Other income (expense)	18,423	-
Total other expense – net	$(7,461,755)	$(9,467,552)

The decrease in this expense category of $2,005,797 was mainly attributed to the changes in fair value of derivative contracts and derivative expense approximately $2,400,000.

Net Loss

Net loss for the six months ended June 30, 2012, was $9,853,389, or $(0.01) per share as compared to $12,448,545 or loss per share of $(0.07) for the six months ended June 30, 2011.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Other Comprehensive Income

The Company recognized $40,719 of other comprehensive income related to translation adjustments for transactions entered into in Canadian Dollars and translated to US Dollars for the six months ended June 30, 2012.

For the Three Months Ended June 30, 2012 and 2011 (unaudited):

	Three Months Ended June 30,
	2012	2011
Sales – net	$15,429,340	$3,397,742
Cost of sales	12,942,605	2,512,828
Gross profit	2,486,735	884,914
General and administrative expenses	4,151,076	2,778,682
Loss from operations	(1,664,341)	(1,893,768)
Other income (expense) – net	7,846,245	(5,542,855)
Net income (loss)	$6,181,904	$(7,436,623)
Other comprehensive income	40,719	-
Total comprehensive income (loss)	$6,222,623	$(7,436,623)
Net loss per share - basic and diluted	$0.00	$(0.04)
Weighted average number of common shares outstanding during the period – basic and diluted	1,388,624,267	201,864,655

Sales

Sales increased 354% to approximately $15,429,000 for the three months ended June 30, 2012, as compared to approximately $3,398,000 for the three months ended June 30, 2011. The increase of approximately $12,031,000 in this three month period in sales was primarily attributable to increased brand awareness combined with strategic marketing efforts to add new customers with higher volume of product sales. Since inception, the Company has focused on an aggressive marketing plan to penetrate the market. As such, new promotional efforts have been made which increased sales. The inclusion of new Gel squeeze tubes in various flavors has increased sales and seems to be reaching new customer demands. Another area of the increase is due to the growth in the international markets. Overall as a direct result of the aggressive marketing plan, our products are currently being offered in more retail stores, both domestic and international, and our in products are receiving better shelf placement.

Cost of Sales

The cost of sales for the three months ended June 30, 2012 was approximately $12,943,000 compared to approximately $2,513,000 for the same period last year. Cost of sales as a percent of revenue increased from 74 % for the three months ended June 30, 2011 to 84% of revenue for the three months ended June 30, 2012. This increase in cost of sales was the result of adding Canadian shipping, and product cost for the second quarter of 2012 that had not previously existed, and an overall increase in product cost and shipping costs as a percent of revenue.

Gross Profit

Gross profit increased to approximately $2,487,000 or approximately $1,602,000 more for the three months ended June 30, 2012 than the same three months ended June 30, 2011. Meanwhile the gross profit percentage decreased to approximately 16% during the three months ended June 30, 2012 from approximately 26% for the same period ending June 30, 2011, as a result of adding the Canadian operations.

In the second quarter ending June 30, 2012 the Company provided aggressive promotional sales discounts which totaled $3,440,000 or 19% off of the regular selling prices. The total product sold in this period was approximately $18,869,000. This discounting of product was approximately 10% more than normal, thereby decreasing overall gross profit to approximately 16% compared to the 26% gross profit margin for the same three months ending June 30, 2011.

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General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2012 increased approximately $1,372,000 over the same three months ended June 30, 2011. The increases seen in sales had corresponding increases in the general and administrative expenses with additional sales staff and office related expenses bringing the total to approximately $4,151,000 for the quarter ending June 30, 2012, as compared to approximately $2,779,000 for the comparable three months ended June 30, 2011.

The major increases were the result of approximately $400,000 in advertising, $300,000 in legal fees, $400,000 for salaries and benefits, $200,000 in stock based compensation, and $200,000 in increased travel and office expenses.

Loss from Operations

The loss from operations for the three months ended June 30, 2012, was $1,664,341 as compared to a loss of $1,893,768 for the comparable three months ended June 30, 2011.

Other Income and Expenses

Other income for the three months ended June 30, 2012, were $7,846,245, as compared to other expenses of $5,542,855 for the comparable three months ended June 30, 2011. The increase in other income of $13,389,100 is comprised of items shown in the table below:

	Three Months Ended
	June 30, 2012	June 30, 2011

Derivative expense	$(1,029,541)	$(2,698,490)

Change in fair value of derivative liabilities	$9,854,045	$766,487

Loss on settlement of accounts payable and debt	$-	$(627,384)

Interest expense	$(976,686)	$(2,983,468)

Foreign currency transaction loss	$(1,573)	$-

Other income (expense)	$-	$-

Total other income and expenses	$7,846,245	$(5,542,854)

The increase in this income category was mainly attributed to the changes in fair value of derivative contracts and derivative expense of approximately $10,800,000.

Net Income (Loss)

Net income for the three months ended June 30, 2012, was $6,181,904, or $0.00 per share, as compared to a net loss of $7,436,623 or loss per share of $(0.04) for the three months ended June 30, 2011.

Inflation did not have a material impact on the Company’s operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company’s results of operations.

Other Comprehensive Income

The Company recognized $40,719 of other comprehensive income related to translation adjustments for transactions entered into in Canadian Dollars and translated to US Dollars for the three months ended June 30, 2012.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at June 30, 2012, compared to December 31, 2011.

	June 30, 2012	December 31, 2011	Increase/Decrease
Current Assets	$2,956,242	$4,016,833	$(1,060,591)
Current Liabilities	$15,624,259	$17,710,100	$(2,085,841)
Working Capital (Deficit)	$(12,668,017)	$(13,693,267)	$1,025,250

Our primary source of operating cash has been through the sale of equity and the issuance of convertible secured promissory notes and other short term debt as discussed below.

At June 30, 2012, the Company had cash of $291,971 and working capital deficit of approximately $12,668,000, compared to cash of $659,764 and a working capital deficit of approximately $13,700,000 at December 31, 2011.

Cash provided by operating activities was approximately $438,000 for the six months ended June 30, 2012, as compared to cash used in operating activities of approximately $2,600,000 for the six months ended June 30, 2011. The increase in cash provided by operating activities of approximately $3,100,000 for the six months ended June 30, 2012, compared to the six months ended June 30, 2011, was primarily due to increased payables and deferred revenues of approximately $1,000,000.

Cash used in investing activities increased to approximately $600,000 from approximately $300,000 for the six months ended June 30, 2012 and 2011, due to slightly higher spending on fixed assets. Future investments in property and equipment, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows used in financing activities were approximately $266,000 for the six months ended June 30, 2012, as compared to cash flows provided by financing activities of approximately $3,400,000 for six months ended June 30, 2011. The approximately $3,700,000 decrease is due to the $4,100,000 increase in repayments of debt.

Cash Flows From Financing Activities: For the Six Months Ended	June 30, 2012	June 30 2011

Proceeds from issuance of debt	$4,073,950	$3,648,083
Repayment of debt	(4,058,442)
Debt issuance costs	(106,950)	(204,093)
Repurchase of common stock	(460,978)
Proceeds from issuance of common stock and warrants	285,760
Net Cash (Used In) Provided By Financing Activities	$(266,660)	$3,443,990

Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $9,853,389 for the six months ended June 30, 2012, and a working capital deficit and stockholders’ deficit of $12,668,017 and $11,013,113 respectively, at June 30, 2012. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for free trading stock, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

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The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;

•	continue with the implementation of the business plan; and
•	allocate sufficient resources to continue with advertising and marketing efforts.

Financing

Our primary source of operating cash has been through the sale of equity and the issuance of secured promissory notes.

The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs. The Company needs to continue to raise money in order execute the business plan.

Off-Balance Sheet Arrangements

•	In August 2010, the Company leased office space under a non-cancelable operating lease, expiring in December 2015 for their Denver office.
•	In February 2012, the Company leased office space under a non-cancelable operating lease, expiring in February 2013 for a warehouse in Idaho.
•	In April 2012, the Company leased office space under a non-cancelable operating lease, expiring in March 2014 for an office in Canada.
•	In July 2012, the Company leased office space under a non-cancelable operating lease, expiring in August 2015 for a Tennessee warehouse.

Future minimum annual rental payments for the above leases are approximately as follows:

2012 (6 months)	$157,000
2013	375,000
2014	402,000
2015	306,000
Total minimum lease payments	$1,240,000

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

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Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $2,351,060 at June 30, 2012, and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

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The following are the major categories of liabilities measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	June 30, 2012	December 31, 2011

Derivative liabilities (Level 2)	$7,908,860	$7,061,238

The Company's financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, debt and customer deposits. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company's financial instruments generally approximated their fair values as of June 30, 2012 and December 31, 2011, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represents 2% of total sales, and for one of our largest domestic customers, which represents 11% of our total revenue for the six months ended June 30, 2012 and 2011 revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

The Company has an informal 7-day right of return for products. There were nominal returns for the three and six months ended June 30, 2012 and 2011.

Foreign Currency

MusclePharm began operations in Canada in April of 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the US operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transaction that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

Accounts Receivable

MusclePharm performs ongoing evaluations of its customer’s financial condition and generally does not require collateral. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.

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Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is to be recorded as a debt discount against the face amount of the respective debt instrument. The discount is to be amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company continues its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

In May 2011 the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS.  ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of August 28, 2012. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position

Brad J. Pyatt	32	Chief Executive Officer and Co-Chairman of the Board

Cory Gregory	33	Senior President

Jeremy DeLuca	33	President and Chief Marketing Officer

Lawrence S. Meer	52	Treasurer

John H. Bluher	54	Chief Operating Officer and Co-Chairman of the Board

Lewis Gary Davis	58	Chief Financial Officer

David W. Prosser	62	Director

Gordon Burr	63	Director

Mark Groussman	39	Director

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The biographies of each of our executive officers and directors are as follows:

Brad J. Pyatt, age 32, Chief Executive Officer, Co-Chairman

Mr. Pyatt has served as the Chief Executive Officer and Director of the Company since February 18, 2010, and as President and Chief Executive Officer of Muscle Pharm, LLC, since its inception in April 2008. His background includes seven years of experience as a professional athlete, and more than five years of experience in the sports nutrition arena. Mr. Pyatt played in National Football League (NFL) for the Indianapolis Colts during the 2003, 2004, and 2005 NFL seasons as well for the Miami Dolphins during the 2006 NFL season. Mr Pyatt also played in the Arena Football League (AFL) for the Colorado Crush during the 2007 and 2008 AFL seasons. Mr. Pyatt attended the University of Kentucky from 1999 to 2002, where he studied kinesiology exercise science, as well the University of Northern Colorado, from 2002 to 2003.

The Company believes that Mr. Pyatt’s experience in the sports nutrition sector over the past five plus years, along with his background as a former professional athlete, give him an unique perspective on the nutrition industry as a whole and makes him a valuable member to the Company’s board of directors.

Cory Gregory, age 33, Senior President

Mr. Gregory is currently the Senior President and member of the Company’s board of directors, roles he has served in since May 2010. Prior to joining the Company, Mr. Gregory served as the President, managing member, and owner of T3 Personal Training LLC (“T3”) from April 2009 until November 2000. T3 was a personal training service that managed and oversaw over 40 clients using 7 trainers over a ten year period. During the same period, Mr. Gregory served as President of the Ohio Natural Bodybuilding Federation, a federation founded by Mr. Gregory in 2004 which hosted 14 bodybuilding competitions over a six year period. In 2004, Mr. Gregory purchased the Old School Gym, located in Pataskala, OH, which he continues to own at present day.

The Company believes that Mr. Gregory’s extensive bodybuilding and personal training experience provide him with the insight necessary to understand the ongoing demands and changes to the nutrition industry and as such, makes him a valuable member to the Company’s board of directors.

Jeremy DeLuca, age 33, President and Chief Marketing Officer

Mr. DeLuca is the Company’s President and Chief Marketing Officer. Prior to joining the Company, from April 1999 to November 2010, Mr. DeLuca served as the President of Bodybuilding.com, an online sports nutrition and supplements company which he co-founded in 1999 (“Bodybuilding.com”). As President, Mr. DeLuca was actively involved in all aspects of Bodybuilding.com’s business, with a focus on marketing, sales, and e-commerce. Mr. DeLuca’s responsibilities also included managing all vendor relations, marketing strategies, sales promotions, store content and store site development. During Mr. DeLuca’s tenure, Bodybuilding.com grew tremendously, achieving annual sales of over $200,000,000 in 2010.

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Lawrence S. Meer, age 52, Treasurer

Mr. Meer has served as Chief Financial Officer of the Company since July 2010. Prior to becoming the Chief Financial Officer he was the Director of Finance at Muscle Pharm, LLC from October 2009 to July 2010. His other past experience includes daily cash management and treasury functions, including the establishment of credit and collection procedures to maximize cash flow, reduce corporate debt and enhance shareholder value. He previously served as President and Chief Financial Officer in Miami, FL, at Color It, Inc., a textile finishing business, from March 2002 to December 2008. Mr. Meer also previously served as Executive Vice President at Customer Assets in Denver, CO, an India-based call center, from 2000 to 2002. Prior to joining Customer Assets, he was Chief Financial Officer and Chief Operating Officer at GS Sportswear in Denver, CO, a sportswear promotional company, from 1998 to 2000. Mr. Meer also served as Chief Financial Officer at Davis Audio-Visual, Inc., a retailer of audio-visual equipment, from 1996 to 1998; and Vice President of Finance at Pacer Cats in Englewood, CO., a ticketing and concession software provider from 1991 to 1996. Mr. Meer earned a BS in accounting from the University of Colorado at Boulder.

John H. Bluher, age 54, Chief Operating Officer, Co-Chairman

Mr. Bluher is a specialist in corporate governance for growing companies. He is also a specialist in investment management, capital structuring, merger and acquisition, private equity and valuations of public and private companies. He has significant experience working with corporate structuring, corporate boards and committees, risk management, and public company corporate governance. His experience also includes negotiating transactions and purchases, and sales of assets and properties on a global basis. He has deep experience in creating and implementing corporate governance plans, working in the corporate board room, and as director of risk, developing internal audit programs and insurance programs for public companies. During 2010, Mr. Bluher provided consulting services to a leading financial advisory and management consultant firm. Mr. Bluher was responsible for managing transactions, business development, developing corporate governance standards and corporate structuring for companies. Since December 2009, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments. From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture. From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s (NYSE:LEH) investment management division. Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period. From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. (NYSE:JNS). From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group (NASDAQ:NITE). From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. (NYSE:PRU). From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc. (NYSE:SAI) later (NYSE:AIG). From 1992 – 1997, Mr. Bluher served as senior vice president, regional and divisional Counsel at Prudential Securities, Inc. From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission. Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses. He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., Targeted Medical Pharma, Inc., Arete Industries, Inc., and Safe Communications, Inc., and the University of Wyoming Foundation Board, and College of Law Advisory Board. Mr. Bluher is a frequent speaker at financial services industry meetings and conferences.

Lewis Gary Davis, age 58, Chief Financial Officer

From January, 2010 to prior to joining the company, Mr. Davis, age 58, worked as a certified public accountant for various clients, specializing in mergers and acquisitions. From November, 2004 to January, 2010, Mr. Davis served as executive vice president and chief financial officer of Bodybuilding.com, a sports, fitness and nutritional supplement on-line retail store. He previously was vice president and chief financial officer of US Ecology Corporation. Davis earned a Bachelor’s Degree in Accounting from Boise State University and is near completion of a Master’s Degree in Finance from Rochester Institute of Technology. He is a licensed certified public accountant.

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David W. Prosser, age 62, Director

Donald W. Prosser, age 62, has been the principal executive officer of Arête Industries, Inc. since January 2011 and a director of Arête since September, 2003. Arête is a voluntary filer under the Securities Exchange Act of 1934. Mr. Prosser owns a certified public accounting firm, Donald W. Prosser, P.C., specializing in tax services and accounting and has represented a number of private and public companies serving in the capacity of accountant, member of boards of directors, and as chief financial officer. From 1997 to 1999, Mr. Prosser served as CFO and Director for Chartwell International, Inc., a public company publishing high school athletic information and providing athletic recruiting services. From 1999 to 2000, he served as CFO and Director for Anything Internet, Inc. and from 2000 to 2001, served as CFO and Director for its successor, Inform Worldwide Holdings, Inc., a publicly traded company. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a public company. He also has served on the board of directors of Veracity Management Global, Inc., a publicly traded company, since January, 2008. Mr. Prosser has been a certified public accountant since 1975. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s Degree in Accounting and History (1973) and a Master’s Degree in Accounting – Income Taxation (1975).

Gordon Burr, age 63, Director

Gordon Burr, age 63, is the founder and president of the B-Mex/Exciting Games group, which is a group of US and Mexican companies that constructed, own and operate casinos in Mexico. Mr. Burr occupies a principal role in both corporate strategy and in daily operations and has served as President of the B-Mex/Exciting Games group since its inception in 2005. Prior to his involvement with B-Mex/Exciting Games, Mr. Burr served as a Vice President of Business Development and Manager for several companies in the United States. From 2003 to 2004, he was VP of Business Development for Pelion Systems, Inc., a software company providing manufacturing optimization software and solutions that merged with JCIT International to form DemandPoint. Before that, Mr. Burr was Manager of Business Development for C2 Media, a corporate printing roll-up, between 2001 and 2003, and was involved in fundraising and later operations. Mr. Burr also serves on the board of directors for the Colorado Honor Corps, a local division of the Tragedy Assistance Program for Survivors, which provides assistance for persons who have lost a military loved one. Mr. Burr is also a co-founder and Vice Chairman of Fundación Curando a México, a non-profit charity in Mexico partnered with Project C.U.R.E. in the US to bring medical equipment, supplies, training and other services to hospitals serving the low-income population in Mexico.

Mark Groussman, age 39, Director

Mark Groussman, age 39, was appointed as the Chief Executive Officer of American Strategic Minerals Corporation in June 2012. Mr. Groussman has been a consultant and investor in both private and public companies for the past 11 years. Mr. Groussman has been the managing member of Bull Hunter LLC since 2001 and the president of Melechdavid, Inc. since 2001. Both of these companies invest in small capitalization in private and public companies. Mr. Groussman received his B.A. from George Washington University in 1995 and received a M.S. in Real Estate Finance from New York University in 1999. Mr. Groussman's appointment to the Board was pursuant to the terms of a consulting agreement between the Company and Melechdavid, Inc., a corporation owned by Mr. Groussman.

Advisory Board

We have established an Advisory Board currently consisting of nine members, which serves to advise management with respect to product formulations, product ideas, marketing and related matters. Members of the Advisory Board do not meet on a formal or regular basis. Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Medical Advisor . Dr. Serrano has been practicing medicine in the State of Ohio for over 12 years and is considered one of the leading sports nutrition doctors in the country. His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes. Dr. Serrano was a professor of family practice medicine at Ohio State University, where he was awarded Professor of The Year and Preceptor of The Year. Dr. Serrano currently lectures across the country to universities, medical groups and health & fitness conferences on the topics of sports nutrition, performance enhancement, and injury prevention. Dr. Serrano’s expertise in blood analysis, sports nutrition, and injury prevention gives athletes the advantage over the competition. He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market and also been a contributing writer for some of the leading health and fitness magazines. Dr. Serrano has been involved in the final formulations for each of our products. Dr. Serrano received his B.A. from Kansas State University in Biology, his M.A. from Kansas State University in Exercise Physiology, and his M.D. from the University of Kansas Medical School.

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Roscoe M. Moore, Jr. – Chief Scientific Director. A Former U.S. Assistant Surgeon General, Dr. Roscoe M. Moore, Jr. served with the United States Department of Health and Human Services (HHS) and was for the last twelve years of his career the principal person responsible for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less developed countries of the world (e.g. Indonesia, Malaysia, and Vietnam). He was the principal liaison person between the HHS and Ministries of Health in Africa with regard to the development of infrastructure and technical support for the delivery of preventive and curative health needs for the continent. Dr. Moore represented the HHS in cooperative international efforts with African nations in addressing continued health and human resource problems. Dr. Moore received his undergraduate and Doctor of Veterinary Medicine degrees from Tuskegee Institute; his Master of Public Health degree in Epidemiology from the University of Michigan; and his Doctor of Philosophy degree in Epidemiology from the Johns Hopkins University. He was awarded the Doctor of Science degree (Honoris Causa) in recognition of his distinguished public health career by Tuskegee University. Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service (USPHS) entering with the U.S. National Institutes of Health and rising to the rank of Assistant United States Surgeon General (Rear Admiral, USPHS) within the Immediate Office of the Secretary, HHS. He was selected as Chief Veterinary Medical Officer, USPHS, by Surgeon General C. Everett Koop.

Dr. Richard Ogden PHD, (CSCS) – Medical Advisor

Dr. Odgen's career in clinical research and development spans nearly forty years. After earning a Ph.D. from Cambridge University, his career started with postdoctoral research studying RNA transcription and processing. Following that, he undertook independent research, funded by the National Science Foundation. In 1984, he joined Agouron Pharmaceuticals, Inc. as one of its founding scientists. Following Agouron's merger with Pfizer, he served as a Senior Director and was the scientific liaison for the Agouron/Pfizer commercial and corporate organizations. In this role, he worked with organizations all over the world. In 2006, Dr. Ogden, co-founded RORR Inc., a medical, scientific Consulting and Education company with clients in the U.S. and Europe. In addition to publication in numerous medical journals, he is co-editor of two books relating to AIDS therapy.

Dr. Michael Ray Stevens – Advisor. Dr. Stevens has over twenty years of well diversified experience in the healthcare and pharmaceutical industry. Dr. Stevens spent 17 years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the areas of Market Research (Oncology and HIV), Marketing (Oncology), and Medical Affairs (HIV). In addition served as a member of the Executive Council for the Forum for Collaborative HIV Research — a public-private partnership facilitating discussion on emerging issues in HIV clinical research and working to translate research results into patient care. He has also served on 15 Protocol Committees within the Adult AIDS Clinical Trials Group (ACTG). Michael received his BS Pharmacy and Doctor of Pharmacy degrees from Purdue University.

Dr. Ron Sekura – Director of Therapeutic Research. Dr. Sekura is the former Chief of the Pharmaceutical and Regulatory Affairs Branch of the Division of AIDS at The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institute of Health (NIH) as well as a former Research Chemist at The National Institute of Child Health and Human Development (NICHD) at the NIH and the Center for Biologics Evaluation and Research (CBER), and FDA. He received his Bachelor of Science and Master of Science in Biochemistry degrees at Pennsylvania State University and his PhD at Cornell University. Dr. Sekura is the author of over sixty scientific publications.

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Mariel Selbovitz – Director of Global Therapeutics Product Procurement Development. Ms. Selbovitz is a graduate of Cornell University and received her Master’s in Public Health at the Johns Hopkins University Bloomberg School of Health. She worked as the Client Intake Specialist at Positive Health Project and Syringe Exchange Program Coordinator at the Foundation for Research on Sexually Transmitted Diseases and is a partner in BioEquity Partners. Selbovitz is a member of the Cornell AIDS Clinical Trials Group Community Advisory Board and AIDS Treatment Advocacy Coalition. She presented at the 5th European Conference on Clinical and Social Research on AIDS and Drugs, International Conference on Antiviral Research, 5th IAS Conference on HIV Pathogenesis, Treatment and Prevention and XVIII International AIDS Conference.

Louie Simmons – Chief Strength Advisor. Mr. Simmons is a strength consultant for the New England Patriots, Green Bay Packers, Seattle Seahawks, Cleveland Browns, and numerous Football Bowl Subdivision college football teams. Mr. Simmons is the owner of the West Side Barbell, located in Columbus, Ohio.

Greg Jackson – Director of Fight Development. Mr. Jackson is an expert in mixed martial arts, representing a combination of basic Judo and wrestling. He has trained and developed top-ranked fight teams, with several fights appearing on spike TV’s Ultimate Fighter.

Paul Dillet – Chief Bodybuilding Advisor. Mr. Paul Dillet is one of the most influential bodybuilders and a legend in the bodybuilding world. He has been instrumental in creating a new era in fitness and bodybuilding for the everyday athlete.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

Director Independence

On an annual basis, each director and executive officer will be obligated to disclose any transactions with our Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these disclosures, our board of directors will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy both the criteria for the Nasdaq and the NYSE Amex Equities.

As of December 31, 2011, the board of directors determined that the Company does not currently have any directors that are considered “independent” under the aforementioned standards.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the board of directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three (3) independent directors to have effective committee systems.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to the named executive officers and directors by us during the period ended December 31, 2011, 2010, and 2009.

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The compensation of the executive officers of the Company is reviewed on an annual basis by the board of directors. Each year, the Company considers whether to adjust the base salaries of senior management, including the executive officers, in order to reward individual performance, keep pace with cost of living increases and respond to competitive considerations.

										Non-Equity
										Incentive
						Stock		Option		Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards ($)		Awards ($)		Compen- sation ($)	Compen- sation ($)	Total ($)

Brad J. Pyatt	2011	$250,000		$170,410	(1)	$1,555,921	(1)	$0		$0	$0	$1,976,331
Chief Executive Officer	2010	$194,821		$0		$2,650,000		$0		$0	$0	$2,844,821
	2009	$133,992		$0		$0		$0		$0	$0	$133,992

Cory Gregory	2011	$150,000		$170 ,410	(2)	$1,555,921	(2)	$0		$0	$0	$1,876,331
Senior President	2010	$78,892		$0		$2,650,000		$0		$0	$0	$2,728,892
	2009	$17,846		$0		$0		$0		$0	$0	$17,846

Lawrence S. Meer	2011	$74,400		$0		$0		$0		$0	$0	$74,400
Chief Financial Officer	2010	$75,493		$0		$0		$228,000	(3)	$0	$0	$303,493

Leonard K. Armenta (4)	2011	$86,400		$0		$0		$0		$0	$0	$86,400
Former Executive Vice President	2010	$83,215		$0		$0		$228,000	(3)	$0	$0	$311,215
	2009	$54,799		$0		$0		$0		$0	$0	$54,799

Jeremy DeLuca	2011	$65,833	(5)	$170,410	(6)	$1,555,921	(5)	$0		$0	$0	$1,792,164
President, Chief Marketing Officer

John H. Bluher	2011	$36,458	(7)	$50,000	(8)	$0		$0		$0	$0	$86,458
Chief Operating Officer

Explanatory Information Relating to 2011 Summary Compensation Table

(1)	Pursuant to the terms of Mr. Pyatt’s employment agreement, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. Pyatt shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. During the year ended December 31, 2011, the Company experienced revenue growth of $17,041,041.76 from the prior year. As such, Mr. Pyatt received a cash bonus payment of $170,410. Further, in accordance with Mr. Pyatt’s employment agreement, Mr. Pyatt received a stock award of $1,704,104, equal to 148,182,957 shares of the Company’s common stock, at a price per share of $0.01150, which was the closing price of the Company’s common stock on February 1, 2012, the original anticipated date of issuance. These shares were re-priced to $0.01055, which was the closing price of the Company’s common stock on December 31, 2011. With such price change, the bonus shares issued to Mr. Pyatt are valued at $1,555,921 as of December 31, 2011.

Subsequent to the filing of the Company’s Annual Report on Form 10-K/A filed on July 9, 2012, Mr. Gregory voluntarily agreed to return (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus, equal to a total of 26,357,328 shares of common stock. The shares of common stock have been returned and the cash portion shall be withheld from future bonus payments.

(2)	Pursuant to the terms of Mr. Gregory’s employment agreement, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. Gregory shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. During the year ended December 31, 2011, the Company experienced revenue growth of $17,041,041.76 from the prior year. As such, Mr. Gregory received a cash bonus payment of $170,410. Further, in accordance with Mr. Gregory’s employment agreement, Mr. Gregory received a stock award of $1,704,104, equal to 148,182,957 shares of the Company’s common stock, at a price per share of $0.01150, which was the closing price of the Company’s common stock on February 1, 2012, the original anticipated date of issuance. These shares were re-priced to $0.01055, which was the closing price of the Company’s common stock on December 31, 2011. With such price change, the bonus shares issued to Mr. Gregory are valued at $1,555,921 as of December 31, 2011.

47

Subsequent to the filing of the Company’s Annual Report on Form 10-K/A filed on July 9, 2012, Mr. Gregory voluntarily agreed to return (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus, equal to a total of 26,357,328 shares of common stock. The shares of common stock have been returned and the cash portion shall be withheld from future bonus payments.

(3)	Represents 1,000,000 options issued, valued on the date of grant, April 2, 2010.

(4)	Mr. Armenta resigned from his position as the Company’s Executive Vice President on September 16, 2011.

(5)	This figure is based on a pro-rated annual salary of $125,000.

(6)	Pursuant to the terms of Mr. DeLuca’s employment agreement, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. DeLuca shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. During the year ended December 31, 2011, the Company experienced revenue growth of $17,041,041.76 from the prior year. As such, Mr. DeLuca received a cash bonus payment of $170,410. Further, in accordance with Mr. DeLuca’s employment agreement, Mr. DeLuca received a stock award of $1,704,104, equal to 148,182,957 shares of the Company’s common stock, at a price per share of $0.01150, which was the closing price of the Company’s common stock on February 1, 2012, the original anticipated date of issuance. These shares were re-priced to $0.01055, which was the closing price of the Company’s common stock on December 31, 2011. With such price change, the bonus shares issued to Mr. DeLuca are valued at $1,555,921 as of December 31, 2011.

Subsequent to the filing of the Company’s Annual Report on Form 10-K/A filed on July 9, 2012, Mr. DeLuca voluntarily agreed to return (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus, equal to a total of 26,357,328 shares of common stock. The shares of common stock have been returned and the cash portion shall be withheld from future bonus payments.

(7)	This figure is based on a pro-rated annual salary of $175,000.

(8)	Mr. Bluher received this bonus pursuant to the terms of his employment agreement.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Brad J. Pyatt Chief Executive Officer	-		-	-	-	-	-	-	-	-

Cory Gregory Senior President	-		-	-	-	-	-	-	-	-

Lawrence S. Meer Chief Financial Officer	1,000,000	(1)	-	-	$0.50	4/2/2015	-	-	-	-

Leonard K. Armenta (2) Former Executive VP	-		-	-	-	-	-	-	-	-

Jeremy DeLuca Chief Marketing Officer President	-		-	-	-	-	-	-	-	-

John H. Bluher Chief Operating Officer	-		-	-	-	-	-	-	-	-

48

(1)	Represents 1,000,000 options issued, valued on the date of grant, April 2, 2010.

(2)	Resigned on September 16, 2011.

Director Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named directors by us during the years ended December 31, 2011, 2010 and 2009.

						Non-Equity
Name						Incentive
and				Stock	Option	Plan	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Brad J. Pyatt	2011	$0	$0	$0	$0	$0	$0	$0
Director	2010	$0	$0	$0	$0	$0	$0	$0
	2009	$0	$0	$0	$0	$0	$0	$0

Cory Gregory	2011	$0	$0	$0	$0	$0	$0	$0
Director	2010	$0	$0	$0	$0	$0	$0	$0
	2009	$0	$0	$0	$0	$0	$0	$0

Employment Agreements

Brad J. Pyatt, Chief Executive Officer

On August 15, 2011, the Company entered into an employment agreement (the “Pyatt Employment Agreement”) with Brad J. Pyatt, individually, pursuant to which Mr. Pyatt will serve as the Company’s Chief Executive Officer (the “CEO”). The term of the Pyatt Employment Agreement is for a period of sixty (60) months, commencing retroactively on January 1, 2011, and expiring on December 31, 2015 (the “Pyatt Term”). Pursuant to the terms of the Employment Agreement, the CEO is to receive a base salary of $250,000 for the 2011 calendar year; $350,000 for the 2012 calendar year; $400,000 for the 2013 calendar year; $450,000 for the 2014 calendar year; and $500,000 for the 2015 calendar year. Further, the CEO shall receive, upon execution of the Pyatt Employment Agreement, 31 shares of the Company’s Series B Preferred Stock. In addition, upon the three year anniversary of the Pyatt Employment Agreement, the CEO shall receive 10,000 shares of the Company’s Series A Preferred Stock.

During the Pyatt Term, the CEO’s responsibilities will include all aspects of the day to day business operations of the Company. The CEO shall also be responsible for determining necessary strategic partnerships and investment opportunities relating to the Company, both nationally and internationally, and shall have wide discretion in implementing the vision, strategic goals and operational mission of the Company. The CEO shall, on a full time and exclusive basis, devote all of his business time, attention and energies to the operations of the Company and other duties as required by the Pyatt Employment Agreement, and shall use his best efforts to advance the best interests of the Company.

On November 14, 2011, the Company entered into an amended and restated employment agreement with Mr. Pyatt. The parties amended the Pyatt Employment Agreement in order to amend section 3(c) as it relates to Mr. Pyatt’s bonus payment. The amended Pyatt Employment Agreement now provides that, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. Pyatt shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. The aforementioned payments to Mr. Pyatt shall be made within 90 days after the end of the Company’s fiscal year.

49

Cory Gregory, Senior President

On August 15, 2011, the Company entered into an employment agreement (the “Gregory Employment Agreement”) with Cory Gregory, individually, pursuant to which Mr. Gregory will serve as the Company’s Senior President (the “Senior President”). The term of the Gregory Employment Agreement is for a period of sixty (60) months, commencing retroactively on January 1, 2011, and expiring on December 31, 2015 (the “Gregory Term”). Pursuant to the terms of the Gregory Employment Agreement, the Senior President is to receive a base salary of $150,000 for the 2011 calendar year; $200,000 for the 2012 calendar year; $250,000 for the 2013 calendar year; $300,000 for the 2014 calendar year; and $350,000 for the 2015 calendar year. Further, the Senior President shall receive, upon execution of the Gregory Employment Agreement, 20 shares of the Company’s Series B Preferred Stock. In addition, upon the three year anniversary of the Gregory Employment Agreement, the Senior President shall receive 10,000 shares of the Company’s Series A Preferred Stock.

During the Gregory Term, the Senior President’s responsibilities will include, but shall not be limited to, on a full time and exclusive basis, devoting all of his business time, attention and energies to the operations of the Company and other duties as required by the Gregory Employment Agreement and as directed by the Board of Directors, and shall use his best efforts to advance the best interests of the Company.

On November 14, 2011, the Company entered into an amended and restated employment agreement with Mr. Gregory. The parties amended the Gregory Employment Agreement in order to amend section 3(c) as it relates to Mr. Gregory’s bonus payment. The amended Gregory Employment Agreement now provides that, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. Gregory shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. The aforementioned payments to Mr. Gregory shall be made within 90 days after the end of the Company’s fiscal year.

John H. Bluher, Chief Operating Officer

On September 16, 2011, the Company entered into an employment agreement (the “Bluher Employment Agreement”) with John H. Bluher, individually (“Bluher”), appointing Bluher as the Company’s Chief Operating Officer.

Pursuant to the terms of the Bluher Employment Agreement, Bluher is to serve as the Company’s Chief Operating Officer from September 16, 2011 (the “Bluher Effective Date”), until September 15, 2013 (the “Bluher Term”). Upon expiration of the Bluher Term, the Bluher Employment Agreement shall be automatically renewed unless either the Company or Bluher provides the other party with written notice at least sixty (60) days prior to the last date of the respective term. During the Bluher Term, Bluher’s responsibilities will include general oversight and management of the Company’s daily operations, as well as any responsibilities delegated to him by the Company’s Chief Executive Officer or board of directors (the “Bluher Duties”).

In consideration for performance of the Bluher’s Duties during the Term, Bluher is to receive an initial base salary of one hundred and seventy five thousand dollars ($175,000) per year (the “Bluher Base Salary”), any increases to such salary during the Bluher Term to be determined at the discretion of the Company. Bluher is also eligible to receive an annual performance bonus based on certain goals and performances levels mutually established by the parties, except for 2011, in which Mr. Bluher will receive a bonus of $50,000.

Bluher was also entitled to receive, beginning on December 31, 2012, and on each successive calendar year end thereafter, stock options to purchase shares of the Company’s common stock in the amount of five hundred thousand dollars ($500,000) (the “2012 Options”). The 2012 Options were to be exercisable into shares of the Company’s common stock at an exercise price equal to the average of the high and low reported selling prices of the Company’s common stock on the date of grant and vest in accordance with the schedule outlined in the Bluher Employment Agreement.

50

On March 13, 2012, the Company and Bluher executed an amendment to the Bluher Employment Agreement, whereby Bluher waived his rights to the equity based compensation in both the Bluher Employment Agreement and a consulting agreement with Endion Capital, LLC, and was then to receive (i) 20,000,000 shares of the Company’s common stock with piggy-back registration rights, subject to a lock-up period of one year and (ii) a warrant to purchase 10,000,000 shares of the Company’s common stock at an exercise price of $0.008 per share, subject to a lock-up period of six months. The Company and Bluher have since terminated such amendment, though the parties agreed to not cancel the warrant. The Company and Bluher plan to enter into a new compensation arrangement prior to September 30, 2012.

Jeremy DeLuca, President, Chief Marketing Officer

On November 14, 2011 (the “DeLuca Execution Date”), the Company entered into an employment agreement (the “DeLuca Employment Agreement”) with Jeremy DeLuca, the Company’s President and Chief Marketing Officer (the “President”). The term of the DeLuca Employment Agreement commences on the DeLuca Execution Date and expires on December 31, 2014 (the “DeLuca Term”). Pursuant to the terms of the DeLuca Employment Agreement, the President is to receive a base salary of $125,000 for the 2011 calendar year; $175,000 for the 2012 calendar year; $225,000 for the 2013 calendar year; and $300,000 for the 2014 calendar year. In addition, upon the three year anniversary of the DeLuca Employment Agreement, the President shall receive 5,000 shares of the Company’s Series A Preferred Stock.

The DeLuca Employment Agreement also provides that, for each one million dollars ($1,000,000) in revenue growth achieved by the Company from the revenue figure reported for the prior fiscal year, Mr. DeLuca shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days prior to the date of issuance of such stock. The aforementioned payments to Mr. DeLuca shall be made within 90 days after the end of the Company’s fiscal year.

During the DeLuca Term, the President’s responsibilities will include all aspects of the day to day business operations of the Company. The President shall also be responsible for determining necessary strategic partnerships and investment opportunities relating to the Company, both nationally and internationally, and shall have wide discretion in implementing the vision, strategic goals and operational mission of the Company. The President shall, on a full time and exclusive basis, devote all of his business time, attention and energies to the operations of the Company and other duties as required by the DeLuca Employment Agreement, and shall use his best efforts to advance the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of the Company’s common stock as of August 28, 2012, unless otherwise noted, by:

•	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s common stock;

•	each of MusclePharm’s directors;

•	each of MusclePharm’s executive officers; and

•	all of MusclePharm’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Common shares relating to options or warrants currently exercisable, or exercisable within 60 days of August 28, 2012, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

51

	Amount and		Percentage
	Nature of		of
	Beneficial		Beneficial
Name and Address of Beneficial Owner	Ownership		Ownership (1)

Brad J. Pyatt, Chief Executive Officer and Co-Chairman	140,604,960		9.45%
4721 Ironton St.
Denver, CO 80239

Cory Gregory, Senior President	132,308,658		8.89%
4721 Ironton St.
Denver, CO 80239

Lawrence S. Meer, Treasurer	0		0%
4721 Ironton St.
Denver, CO 80239

Jeremy DeLuca, Chief Marketing Officer	121,825,644		8.19%
4721 Ironton St.
Denver, CO 80239

John H. Bluher, Chief Operating Officer and Co-Chairman	10,000,000	(2)	* %
4721 Ironton St.
Denver, CO 80239

Lewis Gary Davis	0		0%
4721 Ironton St.
Denver, CO 80239

Donald W. Prosser	0		0%
4721 Ironton St.
Denver, CO 80239

Mark Groussman	11,250,000	(3)	* %
4721 Ironton St.
Denver, CO 80239

Gordon Burr	120,000,000	(4)	8.07%
4721 Ironton St.
Denver, CO 80239

All executive officers and directors as a group (9 persons)	535,989,262		36.03%

*denotes less than 1%

(1)	Percent of class based on 1,487,820,172 common shares outstanding as of August 28, 2012. This percentage does not include preferred stock ownership or other ownership of convertible securities.

(2)	Includes 10,000,000 warrants to purchase shares of common stock at an exercise price of $0.01.

(3)	Includes (i) 7,500,000 shares of common stock and (ii) 3,750,000 warrants to purchase shares of the Company’s common stock, held in the name of Melechdavid, Inc., a Florida corporation. Mr. Grossman is the CEO of Melechdavid, Inc., and as such, holds sole dispositive voting power over such securities.

(4)	Includes 120,000,000 warrants to purchase shares of the Company’s common stock held in the name of El Chichon Partners, LLC, a Colorado limited liability company. Mr. Burr is the manager of El Chichon Partners, LLC, and as such, holds sole dispositive voting power over such securities.

52

Changes in Control

We are not aware of any arrangements that may result in changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

On February 18, 2010, the Company issued a total of 26,000,000 shares of its common stock to the 12 former owners of Muscle Pharm, LLC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On November 18, 2010, Brad Pyatt, the Company’s Chief Executive Officer, loaned the Company $100,000 and received an 8% Convertible Promissory Note exchange. On November 23, 2010, Mr. Pyatt loaned the Company $256,250 and received an 8% Convertible Promissory Note in exchange. On December 14, 2010, Mr. Pyatt converted all principal and accrued interest underlying the notes ($358,077.40) into 7,161,548 shares of the Company’s common stock.

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008. The initial owners of Muscle Pharm LLC were Brad J. Pyatt and Cory Gregory. Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes. Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors. Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

Other than as set forth above, there are no transactions since our inception, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

(a)	Any director or executive officer of the Company;

(b)	Any majority security holder; and

(c)	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

53

 MusclePharm Corporation and Subsidiaries

Consolidated Balance Sheets

	(Unaudited) June 30, 2012	December 31, 2011

Assets
Current Assets
Cash	$291,971	$659,764
Cash – restricted	52,744	-
Accounts receivable – net	2,057,409	2,569,092
Inventory	219,276	-
Prepaid stock compensation	204,510	534,456
Prepaid sponsorship fees	47,329	203,333
Other	83,003	50,188
Total Current Assets	2,956,242	4,016,833

Property and equipment – net	1,252,630	907,522

Debt issue costs – net	418,866	68,188

Other assets	98,090	53,585

Total Assets	$4,725,828	$5,046,128

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilities	$5,211,373	$9,359,073
Customer deposits	1,150,473	8,047
Debt – net	1,353,553	1,281,742
Derivative liabilities	7,908,860	7,061,238
Total Current Liabilities	15,624,259	17,710,100

Long Term Liabilities:
Debt – net	114,682	307,240

Total Liabilities	15,738,941	18,017,340

Stockholders' Deficit
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, none and 190, respectively, issued and outstanding	-	-
Common Stock, $0.001 par value; 2,500,000,000 shares authorized,1,416,605,782 and 605,930,613 issued and 1,390,174,207 and 605,930,613 outstanding	1,416,605	605,931
Treasury Stock, at cost; 26,431,575 and zero shares	(460,978)	-
Additional paid-in capital	43,000,612	31,579,538
Accumulated deficit	(55,010,071)	(45,156,681)
Accumulated other comprehensive income	40,719	-
Total Stockholders' Deficit	(11,013,113)	(12,971,212)

Total Liabilities and Stockholders' Deficit	$4,725,828	$5,046,128

See accompanying notes to unaudited financial statements.

54

MusclePharm Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Sales - net	$15,429,340	$3,397,742	$31,990,020	$6,431,678

Cost of sales	12,942,605	2,512,828	25,837,767	4,914,361

Gross profit	2,486,735	884,914	6,152,253	1,517,317

General and administrative expenses	4,151,076	2,778,682	8,543,887	4,498,310

Loss from operations	(1,664,341)	(1,893,768)	(2,391,634)	(2,980,993)

Other income (expense)
Derivative expense	(1,029,541)	(2,698,490)	(2,486,451)	(4,057,859)
Change in fair value of derivative liabilities	9,854,045	766,487	1,496,874	634,770
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	-	(627,384)	(2,941,826)	(2,542,073)
Interest expense	(976,686)	(2,983,468)	(3,547,202)	(3,502,390)
Foreign currency transaction loss	(1,573)	-	(1,573)	-
Other income	-	-	18,423	-
Total other income (expense) - net	7,846,245	(5,542,855)	(7,461,755)	(9,467,552)

Net income (loss)	$6,181,904	$(7,436,623)	$(9,853,389)	$(12,448,545)
Other comprehensive income
Net change in Foreign currency translation	40,719	-	40,719	-
Total other comprehensive income	40,719	-	40,719	-
Total comprehensive income (loss)	$6,222,623	$(7,436,623)	$(9,812,670)	$(12,448,545)

Net income (loss) per share available to common stockholders - basic and diluted	$0.00	$(0.04)	$(0.01)	$(0.07)
Weighted average number of common shares outstanding during the period – basic and diluted	1,388,624,267	201,864,655	1,301,222,184	174,365,323

See accompanying notes to unaudited financial statements.

55

MusclePharm Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
Cash Flows From Operating Activities:

Net loss	$(9,853,389)	$(12,448,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	199,750	31,393
Bad debt	9,490	(5,203)
Stock based compensation	-	758,826
Amortization of prepaid stock compensation	456,903	1,039,925
Amortization of debt discount	3,083,437	2,899,959
Amortization of debt issue costs	184,031	134,233
Loss on settlement of accounts payable	-	2,542,073
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	2,941,826	-
Derivative expense	2,486,451	4,057,859

Change in fair value of derivative liabilities	(1,496,874)	(634,770)
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash balance	(52,744)	-
Accounts receivable	502,193	(1,967,133)

Prepaid and other	186,725	(48,359)
Inventory	(219,276)	-
Increase (decrease) in:
Accounts payable and accrued liabilities	867,058	1,057,640
Deferred revenue	1,142,426	(57,493)
Due to factor	-	(5,853)
Net Cash Provided by (Used In) Operating Activities	438,007	(2,645,448)

Cash Flows From Investing Activities:
Purchase of property and equipment	(544,859)	(324,435)
Purchase of trademark	(35,000)	-
Net Cash Used In Investing Activities	(579,859)	(324,435)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	4,073,950	3,648,083
Debt issue costs	(106,950)	(204,093)
Repayment of debt	(4,058,442)	-
Repurchase of common stock (treasury stock)	(460,978)	-
Proceeds from issuance of common stock and warrants	285,760	-
Net Cash (Used In) Provided by Financing Activities	(266,660)	3,443,990

Cash Flows From Equity Activities:
Foreign currency translation loss	40,719	-

Net (decrease) increase in cash	(367,793)	474,107

Cash at beginning of period	659,764	43,704

Cash at end of period	$291,971	$517,811

Supplemental disclosures of cash flow information:
Cash paid for interest	$265,078	$2,518,761
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$200,000	$251,500
Warrants issued in conjunction with debt issue costs	$427,759	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$3,554,672	$3,258,108
Stock issued to settle accounts payable and accrued interest – third parties	$-	$1,393,868
Conversion of convertible debt and accrued interest for common stock	$1,069,402	$1,454,635
Reclassification of convertible notes to demand loans	$-	$278,600
Stock issued to settle accrued executive compensation	$4,667,764	$-
Conversion of notes to common stock payable	$-	$-
Reclassification of derivative liability to additional paid in capital	$4,124,387	$1,284,928
Stock issued to acquire equipment	$-	$82,811
Share cancellation	$-	$350
Stock issued to settle contracts	$3,932	$-
Stock issued to settle accrued liabilities	$135,000	$-

See accompanying notes to unaudited financial statements.

56

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(June 30, 2012)

(Unaudited)

Note 1 Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation (the “Company”, “we”, “our”, or “MP”), was initially incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques.

The Company is headquartered in Denver, Colorado.

MusclePharm currently manufactures and markets wide-ranging variety of high-quality sports nutrition products.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Act of 1934, as amended for interim financial information.

The financial information as of December 31, 2011 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the years ended December 31, 2011 and 2010. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the years ended December 31, 2011 and 2010.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the six months ended June 30, 2012 are not necessarily indicative of results for the full fiscal year.

57

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2012

(Unaudited)

Note 2 Summary of Significant Accounting Policies

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.  At June 30, 2012 and December 31, 2011, respectively, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $2,351,060 at June 30, 2012 and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices. Accounts receivable consisted of the following at June 30, 2012 and December 31, 2011:

	2012	2011
Accounts receivable	$3,758,236	$2,766,776
Less: allowance for discounts	(1,686,254)	-
Less: allowance for doubtful accounts	(14,573)	(197,684)
Accounts receivable – net	$2,057,409	$2,569,092

At June 30, 2012 and December 31, 2011, the Company had the following concentrations of accounts receivable with customers:

Customer	2012	2011
A	31%	7%
B	25%	3%
C	16%	12%
D	6%	10%
E	2%	36%

58

Inventory

Inventory is valued at the lower of cost or market value. Product-related inventories are primarily maintained using the average cost method.

Prepaid Sponsorship Fees

Prepaid sponsorship fees represents fees paid in connection with future advertising to be received.

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset. During the six months ended June 30, 2012 and 2011, the Company recorded no impairment expense.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	June 30, 2012	December 31, 2011

Derivative liabilities (Level 2)	$7,908,860	$7,061,238

The Company's financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, debt and customer deposits. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company's financial instruments generally approximated their fair values as of June 30, 2012 and December 31, 2011, respectively, due to the short-term nature of these instruments.

59

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represents 2% of total sales, and for one of our largest domestic customers (See customer “B” below under concentrations), which represents 11% of our total revenue for the six months ended June 30, 2012 and 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

Sales for the three and six months ended June 30, 2012 and 2011 are as follows:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$18,869,103	$3,838,374	$38,171,872	$7,509,589

Discounts	(3,439,763)	(440,632)	(6,181,852)	(1,077,911)

Sales - Net	$15,429,340	$3,397,742	$31,990,020	$6,431,678

The Company has an informal 7-day right of return for products. There were nominal returns for the three and six months ended June 30, 2012 and 2011.

For the six months ended June 30, 2012 and 2011, the Company had the following concentrations of revenues with customers:

Customer	2012	2011
A	35%	40%
B	11%	11%

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite term license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee is to pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

Cost of Sales

Cost of sales represents costs directly related to the production, manufacturing and freight of the Company’s products.

60

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Shipping and Handling

Domestic product sold is shipped directly to the customer from the manufacturer. Costs associated to the shipments are recorded in cost of sales. For Canadian sales, the product is shipped from our Canadian warehouse to our customers. Costs associated with the shipments are recorded as shipping.

Advertising

The Company expenses advertising costs when incurred.

Advertising expense for the three months and six months ended June 30, 2012 and 2011 are as follows:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2012	2011	2012	2011

Advertising	$2,044,005	$1,613,040	$3,976,840	$2,195,235

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company continues its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid in capital.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

61

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount.  The original issue discount is recorded to debt discount and additional paid-in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt, and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The Company uses an “if converted” method to determine whether there is a dilutive effect of outstanding option and warrant contracts. For the three months ended June 30, 2012, all of the Company’s convertible debt options and 531,274,066 warrants had exercise prices below of the Company’s period end market price of the common stock into which they convert. The adjusted dilutive net loss reflects the add back of approximately $349 of interest expense related to the convertible debt and the reduction of $9,449,050 of gains on derivative contracts for the three months ended June 30, 2012. For the three months ended June 30, 2012 and 2011 and six months ended June 30, 2012 and 2011, the Company reflected an dilutive net loss and net loss, respectively, and the effect of considering any common stock equivalents would have been anti-dilutive for these periods. Therefore, separate computation of diluted earnings (loss) per share is not presented.

The Company’s dilutive net loss for the three months ended June 30, 2012 is as follows:

2012
Net income	6,181,904

Dilutive effect of warrants	(7,981,756)
Dilutive effect of conversion options	(41,432)
Convertible debt interest add-back	349
Adjusted net loss	(1,840,935)

The Company has the following common stock equivalents for the six months ended June 30, 2012 and 2011, respectively:

	2012	2011
Stock options (exercise price - $0.50/share)	1,567,500	2,767,500
Warrants (exercise price $0.236 - $1.50/share)	150,708,232	59,843,333
Convertible debt (exercise price $0.002- $0.02/share)	2,100,000	43,933,988
Total common stock equivalents	154,375,732	106,544,821

In the above table, some of the outstanding instruments from 2012 and 2011, contain ratchet provisions that would cause variability in the exercise price at the balance sheet date.  As a result, common stock equivalents could change at each reporting period.

Foreign Currency

MusclePharm began operations in Canada in April of 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the US operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transaction that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

Recent Accounting Pronouncements

In May 2011 the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS.  ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011.

62

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 3 Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $9,853,389 for the six months ended June 30, 2012 and a working capital deficit and stockholders’ deficit of $12,668,017 and $11,013,113 respectively, at June 30, 2012. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seek additional third party debt and/or equity financing,
•	continue with the implementation of the business plan,
•	allocate sufficient resources to continue with advertising and marketing efforts

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Property and Equipment

Property and equipment consisted of the following at June 30, 2012 and December 31, 2011:

	2012	2011	Estimated Useful Life
Furniture, fixtures and gym equipment	$967,698	$781,786	3 years
Leasehold improvements	540,200	244,770	From 42 to 64 months
Vehicles	100,584	37,068	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	1,652,001	1,107,143
Less: Accumulated depreciation and amortization	(399,371)	(199,621)
	$1,252,630	$907,522

Note 5 Debt

At June 30, 2012 and December 31, 2011, debt consists of the following:

	2012	2011

Convertible debt - secured	$14,000	$1,749,764
Less: debt discount	(4,932)	(1,395,707)
Convertible debt - net	9,068	354,057

Auto loan - secured	20,808	26,236

Unsecured debt	4,471,996	2,380,315
Less: debt discount	(3,033,637)	(1,171,626)
Unsecured debt - net	1,438,359	1,208,689

Total debt	1,468,235	1,588,982

Less: current portion	(1,353,553)	(1,281,742)

Long term debt	$114,682	$307,240

63

Debt in default of $50,600 and $505,600, at June 30, 2012 and December 31, 2011 respectively, is included as a component of short-term debt.

Future annual principal payments for the above debt is as follows:

Years Ended December 31,

2012 (6 months)	$1,853,662
2013	2,648,618
2014	4,524
2015	-
Total annual principal payments	$4,506,804

Convertible Debt – Secured - Derivative Liabilities

During the six months ended June 30, 2012 and the year ended December 31, 2011, the Company issued convertible debt totaling $519,950 and $4,679,253, respectively. The convertible debt includes the following terms:

		Six Months Ended	Year Ended
		June 30, 2012	December 31, 2011
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		8% - 10%	0% - 18%
Default interest rate		0% - 20%	0% - 25%
Maturity		January 3, 2012 to October 11, 2014	June 30, 2011 to June 29, 2015

Conversion terms 1	Lesser of (1) a fifty percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Two and One-Half Cents ($0.025) per share	$-	$525,000
Conversion terms 2	200% - The "market price" will be equal to the average of (i) the average of the closing price of Company's common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	$-	$537,600
Conversion terms 3	200% of face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	$-	$177,000
Conversion terms 4	200% of face. Fixed conversion price of $0.02	$-	$105,000
Conversion terms 5	300% of face. Fixed conversion price of $0.02	$-	$15,000
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days	$	$250,000
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	$-	$327,500
Conversion terms 8	50% of average closing prices for 10 preceding trading days	$-	$76,353
Conversion terms 9	50% of lowest trade price for the last 20 trading days	$-	$45,000
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	$-	$33,000
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	$-	$250,000
Conversion terms 12	60% multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	$-	$233,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	$100,000	$40,000
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	$19,950	$335,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	$-	$153,800
Conversion terms 16	70% of lowest average trading price for 30 trading days	$-	$1,366,000
Conversion terms 17	No fixed conversion option	$-	$35,000
Conversion terms 18	35% multiplied by the average of the lowest three (3) trading prices (as defined below) for the common stock during the ten (10) trading day period ending on the latest complete tradingday prior to the conversion date.	$400,000	$75,000
Conversion terms 19	Fixed conversion price of $0.03	$-	$100,000
		$519,950	$4,679,253

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at the conversion prices and terms discussed above.  The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

64

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

During the six months ended June 30, 2012, the Company converted debt and accrued interest, totaling $1,420,422 into 247,308,238 shares of common stock. The resulting loss on conversion of $351,201 is included in the $2,941,826 loss on settlement of accounts payable and debt as shown in the consolidated statement of operations.

Convertible debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$1,749,764
Borrowings during the six months ended June 30, 2012	519,950	8% - 10%	January 3, 2012 to October 11, 2014
Conversion of debt to into 209,732,083 shares of common stock with a valuation of $950,739 ($0.0035 - $0.0095/share)	(759,095)
Repayment of convertible debt	(2,518,343)
Interest and accrued interest (Included in total repayment)	15,632
Loss on repayment (Included in total repayment)	1,006,092
Balance – June 30, 2012	$14,000

(B) Secured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$2,380,432
Borrowings during the three months ended June 30, 2012	3,554,000	15%	January 13, 2012 – October 1, 2013
Conversion of debt to into 37,576,155 shares of common stock with a valuation of $469,683 ($0.0095 - $0.016/share)	(150,000)
Repayments	(1,534,670)
Interest and accrued interest (Included in total repayment)	32,005
Loss on repayment (Included in total repayment)	190,229
Balance - June 30, 2012	$4,471,996

Of the $3,554,000 unsecured notes raised during the 6 months ended June 30, 2012, $1,539,000 of the notes were in default. During August of 2012, the Company obtained waivers and entered into settlement agreements related to the default. In connection with the proposed terms of the settlement, the Company will cancel 147,487,500 warrants and issue 98,315,168 shares of common stock. The promissory notes previously issued by the Company in favor those investors will remain in place as written.

(C) Auto Loan

Auto loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$26,236	6.99%	26 payments of $1,008
Repayments	(5,428)
Balance - June 30, 2012	$20,808

65

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

(D) Debt Issue Costs

During the six months ended June 30, 2012 and 2011, the Company paid debt issue costs totaling $106,950 and $204,093, respectively.

For the six months ended June 30, 2012 the company issued 19,237,500 warrants as cost associated with a debt raise. The initial derivative liability value of $427,759 was recorded as debt issue costs and derivative liability.

The following is a summary of the Company’s debt issue costs for the six months ended June 30, 2012 and year ended December 31, 2011 as follows:

	2012	2011
Debt issue costs	$724,423	$305,283
Accumulated amortization of debt issue costs	(305,557)	(237,095)
Debt issue costs – net	$418,866	$68,188

During the six months ended June 30, 2012 and 2011, the Company amortized $184,031 and $134,233, respectively in debt issue costs.

(E)  Debt Discount

During the six months ended June 30, 2012 and 2011, the Company recorded debt discounts totaling $3,554,673 and $3,258,106, respectively.

The debt discounts recorded in 2012 and 2011, pertain to convertible debt and warrants that contain embedded conversion options that are required to be bifurcated and reported at fair value.

The Company amortized $3,083,437 and $2,899,959 to interest expense in the six months ended June 30, 2012 and 2011 as follows:

Debt discount-December 31, 2011	$2,567,333
Additional debt discount – Six months ended June 30,2012	3,554,673
Amortization of debt discount – Six months ended June 30,2012	(3,083,437)
Debt discount June 30, 2012	$3,038,569

Note 6 Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and series A, preferred stock issued in 2012, 2011 and 2010 (see Notes 5 and 7). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions.

The fair value of the conversion feature is summarized as follow:

Derivative liability - December 31, 2011	$7,061,238
Fair value at the commitment date for debt instruments	1,096,808
Fair value at the commitment date for warrants issued	5,372,075
Fair value mark to market adjustment for debt instruments	(1,564,850)
Fair value mark to market adjustment for warrants	68,035
Fair value mark to market adjustment for Series A, Preferred Stock issued	(59)
Reclassification to additional paid-in capital for financial instruments conversions and maturities	(4,124,387)
Derivative liability – June 30, 2012	$7,908,860

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note.  The Company recorded a derivative expense of $2,486,451 and $4,057,859 for the six months ended June 30, 2012 and 2011, respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	228% -251%	257%
Expected term:	6 months – 4 years	6 months – 4 years
Risk free interest rate	0.09% - 0.72%	0.33%

66

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 7 Stockholders’ deficit

The Company has three separate series of authorized preferred stock:

(A) Series A, Convertible Preferred Stock

This class of stock has the following provisions:

•	Non-voting,
•	No rights to dividends,
•	No liquidation value,
•	Convertible into 200 shares of common stock

(B) Series B, Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B, preferred stock to 2 of its officers and directors. The Company accounted for the share issuance at par value as there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control,
•	Initially no rights to dividends,
•	Stated value of $0.001 per share,
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and
•	Non-convertible

(C) Series C, Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C, preferred stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share. In March 2012, all 190 shares were converted into 19,000,000 common shares at a conversion price of $0.00001 per share and a loss of $614,984.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share,
•	Non-voting,
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends
•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions without the majority consent of the Series C, convertible preferred stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion

Due to the existence of an option to convert at a variable amount, the Company treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

67

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

 (D) Common Stock

During the six months ended June 30, 2012, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Loss on Settlement	Range of Value per Share
Conversion of convertible debt	209,732,083	$950,739	$61,124	$0.0035–0.0095
Conversion of unsecured/secured debt	37,576,155	$469,683	$289,897	$0.0095–0.016
Forbearance of agreement terms	55,196,604	$918,432	$-	$0.0084-0.0324
Cash and warrants	32,000,000	$285,760	$-	$0.0089
Executive compensation (1)	444,548,916	$4,667,764	$-	$0.0105
Stock issued for future services	12,621,411	$200,000	$-	$0.0115-0.025
Conversion of Series C, preferred stock to common stock	19,000,000	$614,984	$614,984	$0.0324
Total	810,675,169	$8,107,362	$966,005	$0.0035–.0324

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock and warrants issued for cash, which is based on the cash received.

(1) Represents stock issued for prior year 2011 accrued compensation settled in 2012.

The forebearance of agreement terms represents settlement of debt and accrued liabilities and includes a valuation of $918,432 which is reduced by an $135,000 accrual and reduced by $3,932 stock issued to settle contracts for items expensed in the year ended December 31, 2011, but are treated in the current period as a non-cash settlement, which nets to $779,500 as shown in the statement of cash flows as loss on debt.

(E) Stock Options

The Company applied fair value accounting for all shares based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used when the options were issued in the year ended December 31, 2010 are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	5 years
Expected forfeiture	0%

The following is a summary of the Company’s stock option activity:

				Weighted
				Average
				Remaining	Aggregate
		Weighted Average		Contractual	Intrinsic
	Options	Exercise Price		Life	Value
Balance – December 31, 2011	1,617,500		$0.50	3.25 years	-
Granted	-	$
Exercised	-	$
Forfeited/Cancelled	(100,000)		$0.50
Balance – June 30, 2012 – outstanding	1,567,500		$0.50	2.75 years	$-
Balance – June 30, 2012 – exercisable	1,567,500		$0.50	2.75 years	$-

Outstanding options held by related parties – 2012	1,000,000
Exercisable options held by related parties – 2012	1,000,000

68

(F) Stock Warrants

All warrants issued during the six months ended June 30, 2012 were accounted for as derivative liabilities. See Note 6.

During the six months ended June 30, 2012, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 301,445,833 shares of common stock. Each warrant vests six month after issuance and expire July 13, 2014 – October 16, 2014, with exercise prices ranging from $0.012 - $0.015. All warrants contain anti-dilution rights, and are treated as derivative liabilities.

A summary of warrant activity for the Company for the six months ended June 30, 2012 is as follows:

	Number of
	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2011	283,338,233	$.02
Granted	301,445,833	$.013
Exercised	(32,000,000)	$0.0089
Balance as June 30, 2012	552,784,066	$.016

Warrants Outstanding				Warrants Exercisable
Range of	Number	Weighted Average Remaining Contractual Life (in	Weighted Average	Numbers	Weighted Average
exercise price	Outstanding	years)	Exercise Price	Exercisable	Exercise Price	Intrinsic Value
$0.012 - $1.50	552,784,066	2.33	$0.016	150,708,232	$0.026	$2,049,125

(G) Treasury Stock

During the six months ended June 30, 2012, the Company repurchased 26,431,575 shares of its common stock for the total sum of $460,978 or an average of $0.0174 per share. The Company records the value of its common stock held in treasury at cost. The Company has not cancelled or retired these shares, and they remain available for reissuance. The Company has a stock repurchase plan in place.

Note 8 Commitments, Contingencies and Other Matters

(A) Operating Lease

The Company has various non-cancelable leases with terms expiring through 2015.

Future minimum annual rental payments for the above leases are approximately as follows:

Years Ended December 31,

2012 (6 months)	$157,000
2013	375,000
2014	402,000
2015	306,000
Total minimum lease payments	$1,240,000

 Rent expense for the six months ended June 30, 2012 and 2011, was $117,247 and $78,872, respectively.

(B) Legal Matters

From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise.  Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company.  Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition.  However, the outcome of any of these matters is neither probable nor reasonably estimable.

69

As of August 20, 2012, the Company is a party defendant in the following legal proceedings, each of which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

•	Environmental Research Center v. MusclePharm LLC, et al., Los Angeles Superior Court, California. Date instituted: February 4, 2011. Plaintiff Environmental Research Center (“ERC”) filed notices of intent to commence litigation against over 200 sports nutrition and dietary supplement companies in the United States and Canada, including the Company. ERC alleges violations of California’s Proposition 65.

•	USA Nutraceuticals Group, Inc. et al. v. MusclePharm, Inc., United States District Court for the Southern District of Florida. Date instituted: September 21, 2011. Plaintiff USA Nutraceuticals (d/b/a Beast Sports) alleges that the Company’s use of the tagline "Train like an unchained beast" infringes on its mark "Beast" for dietary supplements. Plaintiff's primary goal is not to recover monetary damages, but rather that the Company cease using the tagline in the Company’s product marketing.

•	John's Lone Star Distribution v. MusclePharm Corporation, United States District Court for the Eastern District of Texas. Date instituted: April 5, 2012. Plaintiff is a former domestic distributor for the Company. Plaintiff seeks injunctive relief to allow it to continue to purchase products from the Company. Plaintiff does not seek monetary damages.

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

•	Inter-Mountain Capital Corp. v. MusclePharm Corporation, United States District Court for the District of Utah. Date instituted: May 2, 2012. Plaintiff alleges breach of contract regarding a warrant and purchase agreement, and seeks monetary damages related thereto.

•	Justin Keener d/b/a JMJ Financial v. MusclePharm Corporation, Miami-Dade County, Florida. Date instituted: June 13, 2012. Plaintiff alleges claims for monetary compensation associated with an investment in the Company.

As of August 20, 2012, the Company is a party plaintiff in the following legal matters:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement against after the Defendant started marketing and selling a dietary supplement named "Turbo Shred". The Company has sold "Shred Matrix" since April 2, 2008, and the mark "MusclePharm Shred Matrix" was granted registration by the USPTO on September 21, 2010.

•	MusclePharm Corporation v. Fuse Science, Inc., United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. Defendant recently began marketing and selling a product "Enerjel" as a topical analgesic. The Company has sold a dietary supplement "Energel" since 2009 and acquired a trademark registration with the USPTO for "MusclePharm Energel" (Registration number: 4,077,299). The Company seeks to protect its intellectual property rights and prevent Defendant from trademark infringement. Additionally, the Company filed an objection with the USPTO to Defendant's attempt to register the mark "Enerjel".

(C) Payroll Taxes

As of June 30, 2012, accounts payable and accrued expenses included $166,745 pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Included in the $166,745 is an amount due prior to the Company becoming a publicly traded company in February 2010, when the Company existed as an LLC, which at that time had accrued payroll taxes/penalties and interest of approximately $53,000.

70

MusclePharm Corporation and Subsidiaries

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

(D) Product Liability

As a manufacturer of nutritional supplements and other consumer products that are ingested by consumers, the Company has been and is currently subject to various product liability claims. Although the effects of these claims to date have not been material, it is possible that current and future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The company currently maintains product liability insurance with a deductible/retention of $10,000 per claim with an aggregate cap on retained loss of $5,000,000. At June 30, 2012 the Company had not recorded any accruals for product liabilities.

Note 9 Defined Contribution Plan

The Company has a 401(k) defined contribution plan, in which all eligible employees participate. The 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees’ contributions. Beginning January 1, 2012, the Company may make an additional discretionary 401(k) plan matching contribution to eligible employees. During the six months ended June 30, 2012 and 2011 the Company’s matching contribution was $18,251 and $0, respectively.

Note 10 Restricted Cash

A restricted fund was established in compliance with the unsecured debt agreements. The restricted fund at June 30, 2012 has a balance of $52,744. This fund is used to pay principal and interest for the unsecured debt agreements which had a principal balance of $4,471,996 as of June 30, 2012. Ten percent of all cash receipts from operations are put into this fund under the terms of the debt agreement.

Note 11 Subsequent Events

Share Issuances

On July 12, 2012, the Company entered into a settlement agreement with an accredited investor pursuant to which the Company issued 7,000,000 shares of common stock, having a fair value of $129,500 ($0.0185/share), based upon the quoted closing trading price, to satisfy a dispute related to an outstanding common stock purchase warrant. The Company recorded a loss on settlement of $129,500.

In July 2012, the Company issued 10,000,000 shares to settle a contract valued at approximately $120,000 ($0.012/share), based upon the quoted closing trading price.

In August 2012, the Company issued 20,833,333 shares to settle warrant contract disputes. On August 20, 2012, the Company repaid debt totaling $119,503 issued by the Company to an accredited investor in April 2012. In connection therewith, the investor agreed to cancel 12,500,000 warrants in return for 12,500,000 restricted shares of the Company’s common stock. Both parties entered into a standard mutual release agreement. Then, on August 20, 2012, the Company repaid debt totaling $80,233 issued by the Company to an accredited investor in April 2012. In connection therewith, the investor agreed to cancel 8,333,333 warrants in return for 8,333,333 restricted shares of the Company’s common stock. The parties entered into a standard mutual release agreement.

In July 2012, the Company entered into a securities purchase agreement with six investors to sell up to 200,000,000 shares of the Company's common stock at a share price of $0.01, which may be adjusted, and shall be issued warrants to purchase 100,000,000 shares of common stock at an exercise price of $0.01. As of August 2012, the Company sold 100,000,000 shares of common stock for net proceeds of $870,000 net of debt issue costs totaling $130,000. In conjunction with this sale, the Company issued 54,500,000 stock purchase warrants with an exercise price of $0.01 per share. The securities purchase agreement also bears a purchase price reset and price protection on the common stock issued. In accordance with the agreement, the Company also agreed to effectuate a reverse stock split within 20 days of entering into this agreement which as of today has not been met. In connection with the agreement, the Company also entered into the following consulting agreements:

Consulting agreement to issue shares worth 8.4% of the Company to two consultants, one of whom was appointed to the Company's board of directors, on a fully diluted basis after giving effect to the contemplated reverse stock split. Until the Company has issued and outstanding 3.5 billion shares of Common Stock (subject to adjustment for stock splits), the Company shall ensure that the Consultant shall maintain 8.4% fully diluted equity position. The consultant shall be promptly issued additional shares of Common stock of the Company so that Consultant shall continue to own 8.4% of the Company on a fully diluted basis.

In July 2012, the Company executed a note for $750,000 bearing interest at 12%. In an event of default, at the option of the holder, the note may be converted into common stock equal to 95% of the average daily volume weighted average price of the Company's common stock during the five trading days immediately prior to the conversion date. The Company paid debt issue costs of $90,975 in cash and 7,500,000 common shares, having a fair value of $150,000, based on the quoted closing trading price. In connection with the debt agreement, the Company agreed to assign all future receivables from the Company's customers to the note holder until the note is fully repaid. The note is collateralized by all assets of the Company.

Treasury Shares

During July 2012 three executives voluntarily returned 79,071,984 common stock shares at par value and expensed during the year ended December 31, 2011.

71

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

MusclePharm Corporation

We have audited the accompanying consolidated balance sheets of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and has a working capital deficit of $13,693,267, and a stockholders’ deficit of $12,971,212 at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2.

Berman & Company, P.A.

Boca Raton, Florida

April 13, 2012 except for note 1 as to which the date is June 28, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermanscpas.com • info@bermancaps.com

Registered with the PCAOB • Member AICPA Center For Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants

72

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

Assets

Current Assets
Cash	$659,764	$43,704
Accounts receivable - net	2,569,092	426,761
Prepaid stock compensation	534,456	1,965,911
Prepaid sponsorship fees	203,333	-
Other	50,188	58,065
Total Current Assets	4,016,833	2,494,441

Property and equipment - net	907,522	138,551

Debt issue costs - net	68,188	34,404

Other assets	53,585	53,585

Total Assets	$5,046,128	$2,720,981

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilities	$9,359,073	$3,227,483
Customer deposits	8,047	75,733
Debt - net	1,281,742	289,488
Derivative liabilities	7,061,238	622,944
Total Current Liabilities	17,710,100	4,215,648

Long Term Liabilities:
Debt - net	307,240	250,000

Total Liabilities	18,017,340	4,465,648

Stockholders' Deficit
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, 51 and none, respectively, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, 190 and none, respectively, issued and outstanding	-	-
Common Stock, $0.001 par value; 2,500,000,000 shares authorized,605,930,613 and 118,649,439 issued and outstanding	605,931	118,649
Additional paid-in capital	31,579,538	20,012,122
Accumulated deficit	(45,156,681)	(21,875,438)
Total Stockholders' Deficit	(12,971,212)	(1,744,667)

Total Liabilities and Stockholders' Deficit	$5,046,128	$2,720,981

See accompanying notes to consolidated financial statements

73

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

	For The Year Ended December 31,
	2011	2010

Sales - net	$17,212,636	$3,202,687

Cost of sales	14,845,069	2,804,274

Gross profit	2,367,567	398,413

General and administrative expenses	18,587,727	18,650,249

Loss from operations	(16,220,160)	(18,251,836)

Other income (expense)
Derivative expense	(4,777,654)	(93,638)
Change in fair value of derivative liabilities	5,162,100	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	(433,400)
Interest expense	(3,711,278)	(480,589)
Other expense	(121,500)	(160,568)
Licensing income	250,000	-
Total other income (expense) - net	(7,060,790)	(1,317,501)

Net loss	$(23,280,950)	$(19,569,337)

Net loss available to common stockholders
Net loss	$(23,280,950	$(19,569,337)
Series C preferred stock dividend	(293)	-
Net loss available to common stockholders	$(23,280,657)	$(19,569,337)

Net loss per share available to common stockholders - basic and diluted	$(0.08)	$(0.48)

Weighted average number of common shares outstanding during the year – basic and diluted	281,484,658	41,141,549

See accompanying notes to consolidated financial statements

74

MusclePharm Corporation and Subsidiary

Consolidated Statement of Stockholders' Deficit

Years Ended December 31, 2011 and 2010

	Series A, Convertible Preferred Stock		Series B, Preferred Stock		Series C, Convertible Preferred Stock		Common Stock		Additional Paid-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Deficit

Balance - December 31, 2009	-	$-	-	$-	-	$-	26,000,000	$26,000	$1,099,508	$(2,306,101)	$(1,180,593)

Recapitalization and deemed issuance	83,333	83	-	-	-	-	70,838	71	(25,261)	-	(25,107)

Issuance of common stock:
Conversion of preferred stock to common stock	(83,333)	(83)	-	-	-	-	16,666,600	16,667	(16,584)	-	-
Conversion of convertible debt to common stock	-	-	-	-	-	-	7,708,906	7,709	1,025,791	-	1,033,500
Stock and warrants	-	-	-	-	-	-	4,167,767	4,168	1,524,508	-	1,528,676
Services - third parties	-	-	-	-	-	-	22,457,214	22,457	4,532,158	-	4,554,615
Services - third parties - future services	-	-	-	-	-	-	10,545,200	10,545	2,724,003	-	2,734,548
Services - related parties	-	-	-	-	-	-	10,000,000	10,000	5,290,000	-	5,300,000
Services paid with previously issued stock to related parties	-	-	-	-	-	-	-	-	1,039,500	-	1,039,500
Settlement of debt - third parties	-	-	-	-	-	-	4,165,571	4,166	1,186,898	-	1,191,064
Settlement of debt - related party	-	-	-	-	-	-	7,161,548	7,161	350,916	-	358,077
Settlement of accounts payable	-	-	-	-	-	-	9,014,286	9,014	424,386	-	433,400
Debt offering - additional interest expense	-	-	-	-	-	-	50,000	50	30,450	-	30,500
Extension of debt maturity date	-	-	-	-	-	-	130,000	130	95,370	-	95,500
Contract settlement in connection with lawsuit	-	-	-	-	-	-	511,509	511	99,489	-	100,000
Share based payments	-	-	-	-	-	-	-	-	630,990	-	630,990
Net loss	-	-	-	-	-	-	-	-	-	(19,569,337)	(19,569,337)

Balance - December 31, 2010	-	-	-	-	-	-	118,649,439	118,649	20,012,122	(21,875,438)	(1,744,667)

Issuance of common and preferred stock:
Conversion of convertible debt	-	-	-	-	-	-	254,061,743	254,062	4,014,795	-	4,268,857
Conversion of secured/unsecured debt	-	-	-	-	-	-	40,277,378	40,277	817,675		857,952
Cash	-	-	-	-	-	-	82,000,000	82,000	793,000	-	875,000
Cash	-	-	-	-	100	-	-	-	100,000	-	100,000
Services - third parties	-	-	-	-	-	-	46,521,157	46,522	1,153,322	-	1,199,844
Services - third parties	-	-	-	-	90	-	-	-	90,000	-	90,000
Services - third parties - future services	-	-	-	-	-	-	4,000,000	4,000	210,250	-	214,250
Extension of debt maturity date	-	-	-	-	-	-	9,375,000	9,375	151,875	-	161,250
Settlement of accounts payable	-	-	-	-	-	-	54,545,896	54,546	3,592,173	-	3,646,719
Cancellation of shares	-	-	-	-	-	-	(3,500,000)	(3,500)	3,500	-	-
Share based payments - related parties	-	-	51	-	-	-	-	-	-	-	-
Dividends on series C preferred stock - related parties	-	-	-	-	-	-	-	-	-	(293)	(293)
Reclassification of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	640,826		640,826
Net loss	-	-	-	-	-	-	-	-	-	(23,280,950)	(23,280,950)

Balance - December 31, 2011	-	$-	51	$-	190	$-	605,930,613	$605,931	$31,579,538	$(45,156,681)	$(12,971,212)

See accompanying notes to consolidated financial statements

75

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2011	December 31, 2010
Cash Flows From Operating Activities:
Net loss	$(23,280,950)	$(19,569,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	171,587	18,567
Bad debt	120,477	119,468
Warrants issued for services - third parties	1,989,982	-
Stock issued for services - third parties	1,289,844	4,554,615
Stock issued for services - related parties	-	5,300,000
Services paid with previously issued stock to related parties	-	1,039,500
Stock issued to extend maturity date of debt	161,250	95,500
Stock issued as settlement in connection with lawsuit	-	100,000
Stock issued with unsecured debt offering-additional interest expense	-	30,500
Share based payments	-	630,990
Amortization of prepaid stock compensation	1,745,705	768,637
Amortization of debt discount and debt issue costs	3,466,718	485,689
Loss on settlement of accounts payable	2,123,129	433,400
Loss on conversion of debt	1,739,329	-
Derivative expense	4,777,654	93,638
Change in fair value of derivative liabilities	(5,162,100)	149,306
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,262,808)	(434,753)
Prepaid sponsorship fees	(203,333)	-
Inventory	-	4,245
Deposits	-	32,116
Other	7,877	(66,703)
Increase (decrease) in:
Accounts payable and accrued liabilities	7,581,564	2,358,430
Customer deposits	(67,686)	60,715
Net Cash Used In Operating Activities	(5,801,761)	(3,795,477)

Cash Flows From Investing Activities:
Purchase of property and equipment	(831,511)	(117,303)
Net Used In Investing Activities	(831,511)	(117,303)

Cash Flows From Financing Activities:
Cash overdraft	-	(17,841)
Due to related party	-	(27,929)
Proceeds from issuance of debt	6,612,900	2,140,608
Proceeds from issuance of debt - related party		358,077
Repayment of debt	(75,285)	-
Cash paid for debt issue costs	(263,283)	-
Proceeds from issuance of preferred stock	100,000	-
Proceeds from issuance of common stock and warrants-net of recapitalization payment	875,000	1,503,569
Net Cash Provided By Financing Activities	7,249,332	3,956,484

Net increase in cash	616,060	43,704

Cash at beginning of year	43,704	-

Cash at end of year	$659,764	$43,704

Supplemental disclosures of cash flow information:
Cash paid for interest	$28,806	$15,882

Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$214,250	$2,734,548
Non cash increase in accounts payable related to future services to be paid for with common stock	$100,000	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$5,473,291	$380,000
Conversion of convertible debt and accrued interest for common stock	$3,387,480	$1,033,500
Stock issued to settle debt - third parties	$-	$1,191,064
Stock issued to settle debt - related party	$-	$358,077
Stock issued to settle accounts payable and due to factor	$1,440,779	$433,400
Reclassification of derivative liability to additional paid in capital	$640,826	$-
Conversion of preferred stock to common stock	$-	$83
Stock issued to acquire equipment	$82,811	$-
Auto acquired through financing	$26,236	$-
Dividends on series C preferred stock - related parties	$293	$-
Original issue discount	$-	$37,500

See accompanying notes to consolidated financial statements

76

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

MusclePharm Corporation (the “Company”, “We”, “Our” or “MP”), was organized as a limited liability company in the State of Colorado on April 22, 2008.  On February 18, 2010, the Company executed a reverse recapitalization with Tone in Twenty, Inc. and changed its name to MP (See Note 3).

The Company markets branded sports nutrition products.

Restatement

On May 14, 2012, the Company determined that a material misstatement exists in the Company’s 2011 quarterly and 2011 and 2010 annual financial statements. The Company concluded that the following financial statements contained material misstatements: (i) the Company’s audited financial statements for the year ended December 31, 2011, filed in an annual report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2012; (ii) the Company’s audited financial statements for the year ended December 31, 2010, filed in an annual report on Form 10-K with the SEC on April 1, 2011; (iii) the Company’s unaudited financial statements for the period ended September 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on November 14, 2011; (iv) the Company’s unaudited financial statements for the period ended June 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on August 16, 2011; and (v) the Company’s unaudited financial statements for the period ended March 31, 2011, filed in a quarterly report on Form 10-Q with the SEC on May 23, 2011.

The foregoing financial statements contained material misstatements pertaining to the Company’s calculation of net sales and presentation of general and administrative expenses and cost of sales. The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense. The Company also noted other credits and discounts that, upon further review, had been previously classified as advertising expense as a component of general and administrative expense that require a reallocation of presentation as amounts to be netted against revenues. The Company’s net loss and loss per share will not be affected by this reallocation in the statement of operations.

Promotions, credits and non-specific advertising with its customers have been reclassified from general and administrative expenses to revenues.

Samples shipped to customers not clearly identifiable were reclassified from general and administrative expense to cost of sales.

77

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

	Year Ended December 31, 2011 As Restated	Adjustments	Year Ended December 31, 2011 As Issued	Year Ended December 31, 2010 As Restated	Adjustments	Year Ended December 31, 2010 As Issued

Sales - net	$17,212,636	$(3,625,701)	$20,838,337	$3,202,687	$(844,608)	$4,047,295

Cost of sales	14,845,069	374,455	14,470,614	2,804,274	-	2,804,274

Gross profit	2,367,567	(4,000,156)	6,367,723	398,413	(844,608)	1,243,021

General and administrative expenses	18,587,727	(4,000,156)	22,587,883	18,650,249	(844,608)	19,494,857

Loss from operations	(16,220,160)	-	(16,220,160)	(18,251,836)	-	(18,251,836)

Other income (expense)
Derivative expense	(4,777,654)	-	(4,777,654)	(93,638)	-	(93,638)
Change in fair value of derivative liabilities	5,162,100	-	5,162,100	(149,306)	-	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	-	(3,862,458)	(433,400)	-	(433,400)
Interest expense	(3,711,278)	-	(3,711,278)	(480,589)	-	(480,589)
Other expense	(121,500)	-	(121,500)	(160,568)	-	(160,568)
Licensing income	250,000	-	250,000	-	-	-
Total other income (expense) - net	(7,060,790)	-	(7,060,790)	(1,317,501)	-	(1,317,501)

Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)

Net loss available to common stockholders
Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)
Series C preferred stock dividend	(293)	-	(293)	-	-	-
Net loss available to common stockholders	$(23,280,657)	$-	$(23,280,657)	$(19,569,337)	$-	$(19,569,337)

Net loss per share available to common stockholders - basic and diluted	$(0.08)	$-	$(0.08)	$(0.48)	$-	$(0.48)

Weighted average number of common shares outstanding during the year – basic and diluted	281,484,658	-	281,484,658	41,141,549	-	41,141,549

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

All inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.  At December 31, 2011 and 2010, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At December 31, 2011 there was one account that had a balance that exceeded the federally insured limit by approximately $378,000. In 2010, there were no balances that exceeded the federally insured limit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

78

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Accounts receivable at December 31, 2011 and 2010 were as follows:

Accounts receivable	$2,766,776	$542,863
Less: allowance for doubtful accounts	(197,684)	(116,102)
Accounts receivable – net	$2,569,092	$426,761

As of December 31, 2011 and 2010, the Company had the following concentrations of accounts receivable with customers:

Customer	2011	2010
A	36%	24%
B	12%	2%
C	10%	-%
D	7%	40%
E	5%	11%

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

79

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		2011	2010
Derivative liabilities	Level 2	$7,061,238	$622,944

The Company's financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, derivative liabilities and debt. The carrying amounts of the Company's financial instruments generally approximated their fair values as of December 31, 2011 and 2010, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered by the third party manufacturer, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For one of our largest customers, which represent 14% of total revenue in 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, give aways, sales allowances and discounts as a direct reduction of sales. The Company recorded reductions to gross revenues totaling approximately $4,000,000 and $1,000,000 for the years ended December 31, 2011 and 2010, respectively.

The Company grants volume incentive rebates to certain customers based on contractually agreed percentages ranging from 2.5% - 5.5% as a percentage of sales once a certain threshold has been met. The credits are recorded as a direct reduction to sales. Included in the reductions to revenues above are volume incentive rebates. Total volume incentive rebates granted for the years ended December 31, 2011 and 2010 were approximately $500,000 and $0, respectively.

The Company has an informal 7-day right of return for products. There were nominal returns in 2011 and 2010.

During the years ended December 31, 2011 and 2010, the Company had the following concentrations of revenues with customers:

Customer	2011	2010
A	41%	45%
B	14%	7%
C	-%	15%

The Company does not manufacture or physically hold any inventory. Inventory is held and distributed by the Company’s third party manufacturer.

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite term license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee will pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

Cost of Sales

Cost of sales represents costs directly related to the production and third party manufacturing of the Company’s products.

In 2011, cost of sales increased due to a reclassification from advertising expense in the amount of $374,454.

See discussion of restatement

80

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Shipping and Handling

Product sold is typically shipped directly to the customer from the manufacturer.  Any freight billed to customers is offset against shipping costs and included in cost of sales.

Freight billed to customers for the years ended December 31, 2011 and 2010 was $309,690 and $71,983, respectively.

Advertising

The Company expenses advertising costs when incurred.

Advertising for the years ended December 31, 2011 and 2010 are as follows:

	2011		2011	2010		2010
	As Issued	Adjustments	Restated	As Issued	Adjustments	Restated

Advertising	$9,241,741	$(4,000,156)	$5,241,585	$7,084,955	$(844,608)	$6,240,347

See discussion of restatement

Income Taxes

Through February 18, 2010, the Company was taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision was made. The financial statements reflect the LLC’s transactions without adjustment, if any, required for income tax purposes for the period ended February 18, 2010. In computing the expected tax benefit, the Company reflected a net loss of $23,280,950 in the year ended December 31, 2011 and $19,169,454 for the period from February 18, 2010 to December 31, 2010.

In 2011, and the period from February 18, 2010 through December 31, 2010, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes , (included in FASB ASC Subtopic 740-10, Income Taxes — Overall ), the Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. There were none for the years ended December 31, 2011 and 2010.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments, such as ratchet provisions or conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

81

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt.  These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount.  The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-based payments

The Company has incentive plans that reward employees with stock options, warrants, restricted stock and stock appreciation rights. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards, as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest.

Fair value of stock options, warrants, and stock appreciation rights, is generally determined using a Black-Scholes option pricing model, which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.

Net Earnings (Loss) per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2011 and 2010, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents at December 31, 2011 and 2010:

	2011	2010
Stock options (exercise price - $0.50/share)	1,617,500	2,767,500
Warrants (exercise price $0.015- $1.50/share)	61,696,327	750,000
Convertible preferred series C shares (exercise price $0.01/share)	19,000	-
Convertible debt (exercise price $0.002- $0.02/share)	448,592,711	11,197,139
Total common stock equivalents	511,925,538	14,714,639

In the above table, some of the outstanding convertible debt from 2011 and 2010 contains ratchet provisions that would cause variability in the exercise price at the balance sheet date.  As a result, common stock equivalents could change at each reporting period.

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

82

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, which amended ASC Topic 820 to achieve common fair value measurements and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in ASU No. 2011-05 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate this amendment will have a material impact on its financial statements.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and a working capital deficit and stockholders’ deficit of $13,693,267 and $12,971,212, respectively, at December 31, 2011.These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing,
•	continue with the implementation of the business plan,
•	generate new sales from international customers; and
•	allocate sufficient resources to continue with advertising and marketing efforts

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

  Note 3 Reverse Recapitalization

On February 18, 2010, the Company merged with Tone in Twenty, Inc. (“TIT”), a then public shell corporation, and MP became the surviving corporation, in a transaction treated as a reverse recapitalization. TIT did not have any operations and majority-voting control was transferred to MP.

In the recapitalization, MP acquired 26,000,000 shares of common stock from TIT in exchange for all member units in MP.  Prior to the transaction, the Company paid approximately $25,000 to a former executive of TIT to acquire 366,662 of the 437,500 shares issued and outstanding, these shares were then immediately cancelled and retired.  The remaining 70,838 shares were held by the selling stockholders as a deemed issuance in the recapitalization. After the transaction, there were 26,070,838 shares issued and outstanding.  The transaction resulted in MP acquiring 99.7% control.

The transaction also requires a recapitalization of MP. Since MP acquired a controlling voting interest, it was deemed the accounting acquirer, while TIT was deemed the legal acquirer. The historical financial statements of the Company are those of MP and of the consolidated entities from the date of recapitalization and subsequent.

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required.

83

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 4 Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	2011	2010	Estimated Useful Life
Furniture, fixtures and gym equipment	$781,786	$55,305	3 years
Leasehold improvements	244,770	67,760	*
Auto	37,068	-	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	1,107,143	166,584
Less: Accumulated depreciation and amortization	(199,621)	(28,033)
	$907,522	$138,551

* The shorter of 5 years or the life of the lease.

Note 5 Debt

At December 31, 2011 and 2010, debt consists of the following:

	2011	2010

Convertible debt - secured	$1,749,764	$605,000
Less: debt discount	(1,395,707)	(331,261)
Convertible debt - net	354,057	273,739

Auto loan - secured	26,236	-

Secured debt	-	187,500

Unsecured debt	2,380,315	78,249
Less: debt discount	(1,171,626)	-
Unsecured debt - net	1,208,689	78,249

Total debt	1,588,982	539,488

Less: current portion	(1,281,742)	(289,488)

Long term debt	$307,240	$250,000

As of December 31, 2011 and 2010, total debt in default as a component of short-term debt was $505,600 and $427,500, respectively.

(A) Convertible Debt – Secured - Derivative Liabilities

During the years ended December 31, 2011 and 2010, the Company issued convertible notes totaling $4,679,253, (including non-cash convertible note and accrued interest of $26,353 related to a reclassification from unsecured debt), and $846,000, respectively. The Convertible notes consist of the following terms:

84

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

		Year ended	Year ended
		December 31, 2011	December 31, 2010
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		0% - 18%	8%
Default interest rate		0% - 25%	0% - 22%
Maturity		June 30, 2011 to June 29, 2015	December 31, 2010 - December 1, 2013
Conversion terms 1	Lesser of (1) a Fifty Percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Two and One-Half Cents ($0.025) per share	$525,000	$-
Conversion terms 2	200% - The "market price" will be equal to the average of (i) the average of the closing price of Company's common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	$537,600	$-
Conversion terms 3	200% of Face. Average of the trading price 10 trading days immidediately preceding the closing of the transaction	$177,000	$-
Conversion terms 4	200% of Face. Fixed conversion price of $0.02	$105,000	$-
Conversion terms 5	300% of Face. Fixed conversion price of $0.02	$15,000	$-
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days	$250,000	$-
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	$327,500	$-
Conversion terms 8	50% of average closing prices for 10 preceding trading days	$76,353	$-
Conversion terms 9	50% of lowest trade price for the last 20 trading days	$45,000	$-
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	$33,000	$-
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	$250,000	$-
Conversion terms 12	60% Multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	$233,000	$130,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	$40,000	$-
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	$335,000	$250,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	$153,800	$-
Conversion terms 16	70% of lowest average trading price for 30 trading days	$1,366,000	$-
Conversion terms 17	No fixed conversion option	$35,000	$-
Conversion terms 18	35% multiplied by the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. "	$75,000	$-
Conversion terms 19	Fixed conversion price of $0.03	$100,000	$-
Conversion terms 20	150% of Face	$-	$5,000
Conversion terms 21	200% of Face	$-	$426,000
Conversion terms 22	300% of Face	$-	$35,000
		$4,679,253	$846,000

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at conversion prices and terms discussed above.  The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

During the year ended December 31, 2011, the Company converted debt and accrued interest, totaling $5,126,809 into 294,339,121 shares of common stock resulting in a loss on conversion of $1,739,329.

Convertible debt consisted of the following activity and terms:

During the year ended December 31, 2011, $585,000 of convertible notes matured without conversion. These notes became demand loans and were reclassified as unsecured debt. Derivative liabilities associated with these notes were eliminated given the expiration of the embedded conversion option.

		Interest Rate	Maturity
Convertible Debt balance as of December 31, 2009	$897,500
Borrowings during the year ended December 31, 2010	846,000	8%	March 3, 2010 - December 1, 2013
Conversion of debt into 9,908,906 shares of common stock with a valuation of $1,143,500 ( $0.045 - $0.667 /share)	(1,138,500)
Balance as of December 31, 2010	605,000
Borrowings during the year ended December 31, 2011	4,652,900	0% - 18%	January 30, 2011 - June 29, 2015
Reclassifications from convertible notes to unsecured demand notes	(585,000)
Conversion of debt to into 254,061,743 shares of common stock with a valuation of $4,268,857 ($0.0032 - $0.101/share)	(2,923,136)
Convertible Debt balance as of December 31, 2011	$1,749,764

85

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(B) Secured Debt

Secured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Secured Debt balance as of December 31, 2009	$-
Borrowings during the year ended December 31, 2010	187,500	0%	May 18, 2010 - May 26, 2010
Balance as of December 31, 2010	187,500
Conversion of debt to into 7,500,000 shares of common stock with a valuation of $437,500 ($0.058 - $0.059/share)	(187,500)
Secured Debt balance as of December 31, 2011	$-

(C) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Unsecured Debt balance as of December 31, 2009	$30,000
Borrowings during the year ended December 31, 2010	1,177,499	0% - 10%	On Demand - September 29, 2011
Conversion of debt into 9,127,119 shares of common stock with a valuation of $1,439,141 ( $0.50/share)	(1,129,250)
Unsecured Debt balance as of December 31, 2010	78,249
Borrowings during the year ended December 31, 2011	1,960,000	8% - 15%	February 8, 2011 - June 21, 2014
Reclassifications from convertible notes to unsecured demand notes	585,000
Conversion of debt to into 32,777,378 shares of common stock with a valuation of $420,452 ($0.01 - $0.05/share)	(167,649)
Repayments	(75,285)
Unsecured Debt balance as of December 31, 2011	$2,380,315

(D) Auto Loan

Auto loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Auto loan balance as of December 31, 2010	-
Non-Cash fixed assets additions during the year ended December 31, 2011	32,568	6.99%	36 payments of $1,008
Repayments	(6,332)
Auto loan balance as of December 31, 2011	$26,236

(E) Debt Issue Costs

During the years ended 2011 and 2010, the Company paid debt issue costs totaling $263,283 and $42,000, respectively.

The following is a summary of the Company’s debt issue costs:

	2011	2010
Debt issue costs	$305,283	$42,000
Accumulated amortization of debt issue costs	(237,095)	(7,596)
Debt issue costs – net	$68,188	$34,404

During 2011 and 2010, the Company amortized $229,499 and $7,596.

(F)  Debt Discount

During the years ended 2011 and 2010, the Company recorded debt discounts totaling $5,473,291 and $380,000, respectively.

The debt discount recorded in 2011 and 2010 pertains to convertible debt that contains embedded conversion options that are required to bifurcated and reported at fair value (See Note 9).

The Company amortized $3,237,219 in 2011 and $48,739 in 2010 to interest expense.

	2011	2010
Debt discount	$5,804,552	$380,000
Amortization of debt discounts	(3,237,219)	(48,739)
Debt discount – net	$2,567,333	$331,261

86

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 6 Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and series A, preferred stock issued in 2011 and 2010 (see Notes 5 and 9). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions. Additionally, at one point during 2011, the Company had received conversion notices from investors for which sufficient authorized shares were not available.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Derivative liability - December 31, 2009	$-
Fair value at the commitment date for convertible instruments	473,638
Fair value mark to market adjustment	149,306
Derivative liability - December 31, 2010	622,944
Fair value at the commitment date for convertible instruments	6,590,351
Fair value at the commitment date for warrants issued	5,650,576
Fair value at the commitment date for Series A, Preferred Stock issued	293
Fair value mark to market adjustment for convertible instruments	(2,293,164)
Fair value mark to market adjustment for warrants	(2,868,818)
Fair value mark to market adjustment for Series A, Preferred Stock issued	(118)
Reclassification to additional paid in capital for financial instruments that ceased to be a derivative liability	(640,826)
Derivative liability - December 31, 2011	$7,061,238

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note.  The Company recorded a derivative expense of $4,777,654 and $93,638 for 2011 and 2010 respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2011:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150% -226%	150% -226%
Expected term:	0.02 – 5 years	0.02 – 5 years
Risk free interest rate	0.06% - 2.76%	0.09% - 0.31%

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2010:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term:	0.75 – 3 years	0.37 – 2.92 years
Risk free interest rate	0.18% - 2.76%	0.19%

87

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 7 Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2011, the Company has a net operating loss carry-forward of approximately $16,355,000 available to offset future taxable income expiring through 2031. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2010 was $ 2,495,000. The net change in valuation allowance during the year ended December 31, 2011 was an increase of approximately $6,075,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2011.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2011 and 2010 are approximately as follows:

	December 31, 2011	December 31, 2010

Net operating loss carry forward	$6,061,000	$1,986,000
Amortization of debt discount and debt issue costs	1,465,000	465,000
Stock options and warrants	971,000	0
Bad debt	73,000	44,000
Valuation allowance	(8,570,000)	(2,495,000)
Net deferred tax asset	$-	$-

There was no income tax expense for the year ended December 31, 2011 and 2010 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2011 and 2010, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 4.63% for Colorado State Corporate Taxes, the blended rate used was 37.1%), are approximately as follows:

	December 31, 2011	December 31, 2010
Federal tax benefit at statutory rate	$(7,916,000)	$(6,216,000)
State tax benefit – net of federal tax effect	(501,000)	(888,000)
Derivative expense	1,625,000	35,000
Change in fair value of derivative liability	(1,755,000)	55,000
Loss on settlement of accounts payable	1,313,000	161,000
Non-deductible stock compensation	1,091,000	4,354,000
Other non-deductible expenses	68,000	4,000
Change in valuation allowance	6,075,000	2,495,000
Income tax benefit	$-	$-

88

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 8 Commitments, Contingencies and other matters

(A) Operating Lease

In August 2010, the Company leased office space under a non-cancelable operating lease, expiring in December 2015.

Future minimum annual rental payments are approximately as follows:

Year Ended December 31,

2012	$86,000
2013	92,000
2014	98,000
2015	105,000
Total minimum lease payments	$381,000

 Rent expense for the years ended December 31, 2011 and 2010 was $154,155 and $138,357, respectively.

(B) Factoring Agreement

In April 2010, the Company entered into a factoring agreement and sold its accounts receivable.  During 2010, the Company was subject legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor. At December 31, 2010, the Company no longer factored its accounts receivable.

 A settlement, of $96,783, was reached. During 2010, the Company repaid $25,000, leaving a balance of $71,783 due to factor.  In 2011, the Company paid $10,000.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,187,666 shares of common stock, having a fair value of $131,206 ($0.06/share), based upon the quoted closing trading price. The Company recorded a loss on settlement of accounts payable $65,330.

(C) Legal Matters

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is party to the following legal matters as of December 31, 2011:

•	Plaintiff alleges the Company use of Creatine Nitrate in product infringed on a patent held by the Plaintiff. The Company believes the Plaintiffs case is without merit.

•	Plaintiff alleges the Company’s use of the tagline "Train like an unchained beast" infringes on their mark "Beast" for dietary supplements. Plaintiff's primary goal is not damages, but rather that the Company cease using the tagline. Settlement discussions are ongoing in this case and the Company intends to defend its position.

•	Plaintiff has filed notices of intent to commence litigation on over 200 sports nutrition and dietary supplement companies in the US and Canada, including the Company. Plaintiff alleges violations of California's Proposition 65. The Company considers this case without merit and merely an attempt by a commercial plaintiff to pressure settlements. Plaintiff conveyed a settlement offer in the amount of $121,500 to which the Company has not yet responded. The Company has recorded an accrual in the amount of $121,500 as of December 31, 2011.

•	Beginning in October 2009, the Company engaged in various business dealings regarding the manufacturing, sale and distribution of products with Fit Foods Manufacturing, Ltd. and Fit Foods Distribution, Inc. Jointly, "Fit Foods"). MusclePharm and Fit Foods subsequently became involved in a business dispute regarding their respective obligations and filed claims against each other in District Court. The Parties settled their dispute on December 22, 2010. The Company issued 13,987,393 shares of common stock having a fair value of $676,980 ($0.048/share), based upon the quoted closing trading price which settled outstanding accounts payable of $333,666, resulting in a loss on settlement of $343,314 All settlement payments have been made and the case was dismissed on July 1, 2011.

89

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Payroll Taxes

As of December 31, 2011 and 2010, accounts payable and accrued expenses included approximately $168,000 and $367,860, respectively, pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Note 9 Stockholders’ Deficit

The Company has three separate series of authorized preferred stock:

(A)	Series A, Convertible Preferred Stock

During 2010, the Company issued 16,666,600 shares of common stock in connection with the conversion of 83,333 shares of Series A, convertible preferred stock. There was no gain or loss on conversion as the transaction was accounted for at par value in connection with the reverse recapitalization in 2010. (See Note 3)

This class of stock has the following provisions:

•	Non-voting,
•	No rights to dividends,
•	No liquidation value,
•	Convertible into 200 shares of common stock

(B) Series B, Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B, preferred stock to 2 of its officers and directors. The Company accounted for the share issuance at par value since there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control,
•	Initially no rights to dividends,
•	Stated value of $0.001 per share,
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and
•	Non-convertible

 (C) Series C, Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C, preferred stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share,
•	Non-voting,
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends
•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions with the majority consent of the Series C, convertible preferred stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion

Due to the existence of an option to convert at a variable amount, the Company has applied ASC No. 815, and treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the black-scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

90

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Common Stock

In 2011, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Range of Value per Share
Conversion of convertible debt	254,061,743	$4,268,857	$	0.003–0.10
Conversion of unsecured/secured debt	40,277,378	$857,952	$	0.05–0.06
Settlement of accounts payable and accrued expenses (1)	54,545,896	$3,646,719	$	0.03–0.12
Extension of debt maturity date	9,375,000	$161,250	$	0.017–0.02
Services – rendered	46,521,157	$1,199,844	$	0.00–1.15
Cash and warrants	82,000,000	$875,000	$	0.03
Services – prepaid stock compensation (2)	4,000,000	$214,250	$	0.05–.08
Cancelled shares (3)	(3,500,000)	$-	$	0.03
Total	487,281,174	$11,223,872	$	0.00–1.15

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1) Settlement of Accounts Payable and Accrued Expenses and Loss on Settlement

The Company settled $1,523,590 in accounts payable and recorded a loss on settlement of $2,123,129.

Loss on settlement of accounts payable and accrued expenses	$2,123,129
Loss on settlement of debt (Note 5)	1,739,329
Total loss on settlement	$3,862,458

(2) Prepaid Stock Compensation

The following represents the allocation of prepaid stock compensation as of December 31, 2011 and 2010:

Prepaid stock compensation – December 31, 2009	$-
Prepaid stock compensation additions during the year ended December 31, 2010	2,734,548
Amortization of prepaid stock compensation	(768,637)
Prepaid stock compensation – December 31, 2010	1,965,911
Prepaid stock compensation additions during the year ended December 31, 2011	214,250
Non cash increase in accounts payable related to future services to be paid for with common stock	100,000
Amortization of prepaid stock compensation	(1,745,705)
Prepaid stock compensation – December 31, 2011	$534,456

The agreements commenced during the periods February – July 2011 and terminate August 2011 through July 2012.

The following represents the allocation of prepaid stock compensation at December 31, 2011:

Prepaid expense that will be amortized in 2012	$534,456

91

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(3) Cancelled Shares

The Company cancelled 3,500,000 shares during the year ended December 31, 2011, valued at par ($0.001). The Company has disputed the issuance of these shares due to non-performance by a consultant. These shares were originally issued in 2010 as a component of stock issued for services rendered.

In 2010, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Range of Value per Share
Reverse recapitalization	26,070,838	$-		-
Conversion of preferred stock	16,666,600	$16,667	$	0.001
Conversion of convertible debt	7,708,906	$1,033,500	$	0.05–0.67
Settlement of accounts payable (1)	9,014,286	$433,400	$	0.05–0.42
Settlement of notes payable (2)	4,165,571	$1,191,064	$	0.05–0.55
Settlement of notes payable - officer	7,161,548	$358,077	$	0.05
Cash and warrants – net of payment in recapitalization of ($25,107)	4,167,767	$1,503,569	$	0.27-0.50
Services – rendered	22,457,214	$4,554,615	$	0.05–1.16
Services – rendered – officers (bonus)	10,000,000	$5,300,000	$	0.53
Services – prepaid stock compensation (5)	10,545,200	$2,734,548	$	0.06–1.16
Contract settlement (3)	511,509	$100,000	$	0.20
Extension of debt maturity date (4)	130,000	$95,500	$	0.61–1.15
Secured debt offering	50,000	$30,500	$	0.61
Total	118,649,439	$17,376,547	$	0.001–1.16

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1) Settlement of Accounts Payable and Loss on Settlement

Of the total shares issued to settle accounts payable, the Company issued 8,928,571 shares of common stock having a fair value of $400,000 ($0.045/share), based upon the quoted closing trading price.  The Company settled $375,000 in accounts payable, paid a fee of $25,000, and recorded a loss on settlement of $112,500.

The Company also paid cash to settle accounts payable of $84,715 and recorded a gain on settlement, as a result, the Company has recorded a total net loss on settlement of accounts payable of $27,785.

(2) Settlement of Notes payable

In connection with the stock issued to settle notes payable, the Company issued 1,965,571 shares of common stock having a fair value of $1,081,064 ($0.55/share), based upon the quoted closing trading price.  The Company settled $678,325 in notes payable and recorded a loss on settlement of $402,739.

(3) Contract Settlement

In connection with litigation (See Note 8), the Company issued stock that has been accounted for as a settlement expense and a component of other expense.

(4) Extension of Debt Maturity

The Company issued stock to extend the maturity date of certain notes and recorded additional interest expense.

92

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(5) Prepaid Stock Compensation

The agreements commenced during the periods March – December 2010 and terminate during the periods March 2011 - November 2012.

Prepaid stock compensation is included as a component of prepaid and other current and long term assets.

(E) Stock Options

On February 1, 2010, the Company's board of directors and shareholders approved the 2010 Stock Incentive Plan ("2010 Plan"). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees and directors of the Company or its subsidiaries, consultants, advisors and service providers. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The 2010 Plan will be administered by the compensation committee. The compensation committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

On April 2, 2010, the Company issued 2,767,500 stock options, having a fair value of $630,990, which was expensed immediately since all stock options vested immediately.  These options expire on April 2, 2015.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the year ended December 31, 2010 is as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	2.5 years
Expected forfeitures	0%

93

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following is a summary of the Company’s stock option activity:

				Weighted
				Average
				Remaining	Aggregate
		Weighted Average		Contractual	Intrinsic
	Options	Exercise Price		Life	Value
Balance – December 31, 2009	-		-	-
Granted	2,767,500		0.50	4.25 years
Exercised	-		-	-
Forfeited/Cancelled	-		-	-
Balance – December 31, 2010	2,767,500		$0.50	4.25 years	-
Granted	-	$
Exercised	-	$
Forfeited/Cancelled	(1,150,000)		$0.50
Balance – December 31, 2011 – outstanding	1,617,500		$0.50	3.25 years	$-
Balance – December 31, 2011 – exercisable	1,617,500		$0.50	3.25 years	$-

Grant date fair value of options granted – 2010			$630,990
Weighted average grant date fair value – 2010			$0.50

Outstanding options held by related parties – 2011	2,000,000
Exercisable options held by related parties – 2010	2,000,000
Outstanding options held by related parties – 2011	1,000,000
Exercisable options held by related parties – 2011	1,000,000

(F) Stock Warrants

During 2010, the Company issued 750,000 five-year warrants, with a weighted average exercise price of $0.021/share.

All warrants issued during 2011 were accounted for as derivative liabilities. See Note 6.

During 2011, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 162,388,233 shares of common stock. Each warrant vests six month after issuance and expire July 14, 2013 – June 28, 2016, with exercise prices ranging from $0.015 - $0.06.

During 2011, the Company issued 120,200,000 warrants for services performed. The warrants have a vesting range of immediate to six months after issuance and expire February 28, 2014 – April 15, 2016, with exercise prices ranging from $0.002 - $0.1. The value of the warrants, $1,989,982, calculated using the below black-scholes assumptions, was expensed as compensation with the offset being recorded to derivative liabilities, since the Company applied the provisions of ASC No. 815, pertaining to the potential settlement in a variable amount of shares.

94

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

A summary of warrant activity for the Company for the year ended December 31, 2010 and for the year ended December 31, 2011 is as follows:

	Number of
	Warrants	Weighted Average Exercise Price
Balance at December 31, 2009	-	-
Granted	750,000	$1.5
Exercised	-	$-
Forfeited	-	$-
Balance as December 31, 2010	750,000	$1.50
Granted	282,588,233	$.02
Exercised	-	$-
Forfeited	-	$-
Balance as December 31, 2011	283,338,233	$.02

Warrants Outstanding				Warrants Exercisable
Range of exercis price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Numbers Exercisable	Weighted Average Exercise Price	Intrinsic Value
$0.02 - $1.50	283,338,233	2.85	$$0.021	61,696,327	$0.042	$875,000

Note 10 Subsequent Events

(A)	Common Stock

On March 26, 2012, the Company increase the Company’s authorized common stock from 1,000,000,000 shares to 2,500,000,000 shares.

During the 1 st quarter of 2012, the Company issued 20,000,000 shares of common stock to an officer, having a fair value of $280,000 ($0.014/share), based upon the quoted closing trading price.

(B)	Warrants

During the 1 st quarter of 2012, the Company issued 32,000,000 shares of common stock for $285,760 ($0.00893/share) in connection with the exercise of warrants.

(C)	Debt, Debt Conversion and Warrants

Notes

During the 1 st quarter of 2012, the Company executed notes payable and received net proceeds of $3,061,000.  The notes are unsecured, bear interest at 15% and mature 18 months from issuance. In connection with this debt issuance, the Company granted 241,125,000, 2.5 year warrants, with exercise prices ranging from $0.012/share - $0.015/share, and vest 6 months from grant.

Convertible Notes

During the 1 st quarter of 2012, the Company executed convertible notes for $519,950 resulting in net cash proceeds of $489,950, ($30,000 paid as debt issue costs).  The notes mature between 6 months – 1 year.  The notes bear interest ranging from 8% - 10%, with default interest rates ranging from 20% - 24%.

These notes may be convertible as follows, depending upon the terms of each issuance:

•	35% of the average, 3 lowest trading days, prior to the 10 days before conversion,
•	62% of the lowest trading price during the 7 days before conversion; and
•	65% of the lowest trading price during the 30 days before conversion

Debt Conversions

During the 1 st quarter of 2012, the Company settled $2,443,214 of secured convertible debt, unsecured debt and accrued interest with the payment of $2,895,576 and the issuance of 267,308,200 shares of common stock.  In addition, all related 58,971,327 warrants were cancelled.  As a result of the debt conversion and cancellation of warrants, all associated derivative liabilities underlying these instruments cease to exist.

During the 1 st quarter of 2012, the Company repurchased 14,542,939 shares of common stock from an investor for $230,400 ($0.0158/share).  The Company has paid $100,000, the balance will be paid in the 2 nd quarter of 2012. In connection with the repurchase, the Company has accounted for this transaction in accordance with ASC 505-30, “ treasury stock” .

95

MUSCLEPHARM CORPORATION

305,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is September 26, 2012

96